 EXHIBIT 15.1

NXT ENERGY SOLUTIONS INC.

Consolidated Financial Statements

For the Years ended

December 31, 2025, 2024 and 2023

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of NXT Energy Solutions Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of NXT Energy Solutions Inc. (the Company) as at December 31, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, cash flows and shareholders’ equity (deficit) for each of the years in the three-year period ended December 31, 2025, and the related notes and schedules (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America (“US GAAP”).

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s current cash position is not expected to be sufficient to meet the Company’s obligations and planned operations for a year beyond the date of auditor’s report, unless additional financing is obtained or new revenue contracts are completed. This raises substantial doubt about the Company’s ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

MNP LLP
Suite 2000, 112 - 4th Avenue SW, Calgary AB, T2P 0H3	1.877.500.0792 T: 403.263.3385 F: 403.269.8450

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Going Concern

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company’s current cash position is not expected to be sufficient to meet the Company’s obligations and planned operations for a year beyond the date that these consolidated financial statements have been issued, unless additional financing is obtained or new revenue contracts are completed.

We identified the assessment of the ability of the Company to continue as a going concern as a critical audit matter due to the significant assumptions and judgements made by management in estimating future cash flows, which are subject to high degree of uncertainty.

This matter is also described in the “Material Uncertainty Related to Going Concern” section of our report.

Audit Response

We responded to this matter by performing procedures in relation to the assessment of the ability of the Company to continue as a going concern. Our audit work in relation to this included, but was not restricted to, the following:

•	Obtaining an understanding from management on the Company’s future plans for the operations, including financing arrangements.

•	Evaluating the key assumptions used in management’s model to estimate future cash flows by comparing assumptions used by management against historical performance, budgets, economic and industry indicators and publicly available information.

•	Comparing the assumptions related to revenue projections to those used in assessments of impairment indicators for non-financial assets.

•	Assessing the adequacy of the going concern disclosure included in Note 1 to the consolidated financial statements and considering whether these appropriately reflected the assessments that management performed.

Chartered Professional Accountants

We have served as the Company’s auditor since 2023.

Calgary, Canada

March 31, 2026

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To insert Audit Report

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NXT ENERGY SOLUTIONS INC.

Consolidated Balance Sheets

(Expressed in Canadian dollars)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$3,577,138	$730,395
Short-term investments (Note 3)	343,075	-
Accounts receivable (Note 4)	2,928,840	105,858
Contract assets (Note 4)	1,303,051	-
Prepaid expenses	217,242	274,799
	8,369,346	1,111,052
Long term assets
Deposits (Note 5)	249,155	261,485
Property and equipment (Note 6)	388,792	375,777
Right of Use Assets (Note 7)	2,231,620	2,506,506
Intellectual property (Note 8)	8,072,967	9,771,481
	$19,311,880	$14,026,301
Liabilities and Shareholders' Deficit
Current liabilities
Accounts payable and accrued liabilities (Note 9, 25)	$1,662,048	$1,233,974
Income tax payable (Note 20)	496,965	-
Deferred revenue (Note 10)	-	840,768
Convertible debentures (Note 11)	89,826	4,915,248
Current portion of long-term debt (Note 12)	111,111	111,111
Current portion of lease obligations (Note 13)	752,378	693,607
	3,112,328	7,794,708
Long-term liabilities
Convertible debentures (Note 11)	-	4,259,709
Long-term debt (Note 12)	490,741	601,852
Long-term lease obligations (Note 13)	820,924	1,607,935
Asset retirement obligations (Note 14)	23,311	24,761
	1,334,976	6,494,257
	4,447,304	14,288,965
Shareholders' equity (deficit)
Common shares (Note 16): - authorized unlimited
Issued: 118,596,228 (2024 – 78,495,184) common shares	115,497,385	98,262,510
Contributed capital	9,948,836	9,739,322
Deficit	(110,581,645)	(108,264,496)
	14,864,576	(262,664)
	$19,311,880	$14,026,301

Going Concern (Note 1)

Commitments (Note 15)

Subsequent event (Notes 4 & 11)

Signed "Charles Selby"	Signed "Bruce G. Wilcox"
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

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NXT ENERGY SOLUTIONS INC.

Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian dollars)

	For the Year ended December 31,
	2025	2024	2023
Revenue
SFD® related revenue (Note 24)	$16,351,286	$644,294	$2,145,716
Expenses
SFD® related costs, net	5,758,141	2,021,768	2,249,126
General and administrative expenses (Notes 18, 25)	4,329,325	4,045,778	3,420,143
Amortization	1,920,733	1,887,013	1,759,473
	12,008,199	7,954,559	7,428,742
Other expenses (income)
Interest expense, net	516,775	750,611	160,262
Foreign exchange loss (gain)	(32,923)	574,106	(8,028)
Loss on remeasurement of convertible debentures (Note 11)	5,418,502	296,534	-
Other (Note 19)	260,917	146,279	15,852
	6,163,271	1,767,530	168,086

Loss before income taxes	(1,820,184)	(9,077,795)	(5,451,112)

Income tax expense (Note 20)	496,965	-	-

Net loss and comprehensive loss	(2,317,149)	(9,077,795)	(5,451,112)
Loss per share (Note 17)
Basic	(0.02)	(0.12)	(0.07)
Diluted	(0.02)	(0.12)	(0.07)

The accompanying notes are an integral part of these consolidated financial statements.

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NXT ENERGY SOLUTIONS INC.

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

	For the Year ended December 31,
	2025	2024	2023
Cash from (used in):
Operating activities
Net loss	$(2,317,149)	$(9,077,795)	$(5,451,112)
Items not affecting cash:
Stock based compensation expense (Note 18)	702,880	268,734	241,271
Amortization (Notes 6, 7, & 8)	1,920,733	1,887,013	1,759,473
Accretion expense (recovery) (Note 14)	(1,450)	(2,269)	2,456
Non-cash lease amortization and accretion (Note 13)	235,003	353,433	683,190
Foreign exchange (gain) loss	(296,635)	659,257	(25,451)
Loss on disposal of assets and lease modifications	7,138	135,455	-
Remeasurement of convertible debentures (Note 11)	5,418,502	296,534	-
Change in non-cash working capital balances (Note 22)	(4,265,429)	1,874,759	(1,290,725)
Lease payments (Note 13)	(240,676)	(364,712)	(739,527)
Prepaid long-term insurance	-	-	(11,525)
	3,480,066	5,108,204	619,162
Net cash from (used in) operating activities	1,162,917	(3,969,591)	(4,831,950)

Financing activities
Proceeds from the Employee Share Purchase plan (Note 18)	43,495	41,620	36,246
Proceeds from stock options and restricted Stock Units	65,537	-	4,370
Repayment of long-term debt (Note 12)	(111,111)	(111,111)	(111,111)
Net proceeds from Private Placement (Note 16)	2,777,168	-	1,622,057
Net proceeds from Convertible Debentures (Note 11)	-	4,735,004	3,457,555
Repayment of lease obligations (Note 13)	(565,969)	(359,706)	-
Net cash from financing activities	2,209,120	4,305,807	5,009,117
Investing activities
Purchase of property and equipment, net	(89,448)	(27,029)	(32,322)
Proceeds from short-term investments (Note 3)	(349,660)	-	-
Net cash used in investing activities	(439,108)	(27,029)	(32,322)

Effect of foreign exchange rate changes on cash and cash equivalents	(86,186)	19,495	(6,569)

Net increase in cash and cash equivalents	2,846,743	328,682	138,276
Cash and cash equivalents, beginning of the year	730,395	401,713	263,437
Cash and cash equivalents, end of the year	$3,577,138	$730,395	$401,713

Supplemental information
Cash interest paid	$486,857	$548,756	$120,952

The accompanying notes are an integral part of these consolidated financial statements.

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NXT ENERGY SOLUTIONS INC.

Consolidated Statements of Shareholders' Equity Deficit

(Expressed in Canadian dollars)

	For the Year ending December 31,
	2025	2024	2023

Common Shares
Balance at beginning of the year	$98,262,510	$98,179,271	$96,423,648
Issuance of common stock, net of share issuance costs for Note 16:
Private placements	2,777,168	-	1,622,057
Employee Share Purchase Plan	86,990	83,239	66,755
Restricted Stock Unit Plan	39,035	-	66,811
Exercise of stock options	65,537	-	-
Conversion of convertible debentures	14,114,800	-	-
Transfers from contributed capital:
Exercise of stock options	42,890	-	-
Equity based transaction with a non-employee (note 16)	108,455	-	-
Balance at end of the year	$115,497,385	$98,262,510	$98,179,271
Contributed Capital
Balance at beginning of the year	$9,739,322	$9,552,839	$9,404,518
Transfer of equity to common shares	(151,345)	-	-
Recognition of stock-based compensation expense (Note 18)	360,859	186,483	148,321
Balance at end of the year	$9,948,836	$9,739,322	$9,552,839
Deficit
Balance at beginning of the year	$(108,264,496)	$(99,186,701)	$(93,735,589)
Net loss	(2,317,149)	(9,077,795)	(5,451,112)

Balance at end of the year	$(110,581,645)	$(108,264,496)	$(99,186,701)

Total Shareholders' Equity (Deficit) at end of the year	$14,864,576	$(262,664)	$8,545,409

The accompanying notes are an integral part of these consolidated financial statements.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

1. The Company and going concern

NXT Energy Solutions Inc. (the “Company” or “NXT”) is a publicly traded company based in Calgary, Alberta Canada and listed on the Toronto Stock Exchange (“TSX”).

NXT’s proprietary Stress Field Detection (“SFD®”) technology is an airborne survey system that utilizes the principles of quantum mechanics to infer stress anomalies of exploration interest. This method can be used both onshore and offshore to remotely identify areas conducive to fluid entrapment to recommend areas with commercial hydrocarbon and/or geothermal potential.

These audited consolidated financial statements for the year ended December 31, 2025 (the” Consolidated Financial Statements”) of NXT have been prepared by management in accordance with generally accepted accounting principles of the United States of America (“US GAAP”).

These Consolidated Financial Statements reflect adjustments, all of which are normal recurring adjustments that are, in the opinion of management, necessary to reflect fairly the financial position and results of operations for the respective periods.

These Consolidated Financial Statements have been prepared on a going concern basis.  The going concern basis of presentation assumes that NXT will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The events described in the following paragraphs highlight that there continues to be material uncertainties that cast substantial doubt about NXT’s ability to continue as a going concern within one year after the date that these Consolidated Financial Statements have been issued.  The Company’s current cash position is not expected to be sufficient to meet the Company’s obligations and planned operations for a year beyond the date that these Consolidated Financial Statements have been issued.

During 2024 the Company completed an SFD® survey and had received deposits on three other SFD® surveys planned to be executed in 2025 (the “2025 SFD® Surveys”).   As of the date of these financial statements, the Company has finished one of those SFD® surveys and the interpretation phase of two of the 2025 SFD® Surveys.  In addition, during 2023 and 2024 the Company completed convertible debenture financings which resulted in raising additional net proceeds of approximately US$6,172,000 of which US$6,127,000 of the original proceeds have been converted to common shares as of December 31, 2025.

The Company continues to develop its pipeline of opportunities to secure additional revenue contracts.  The Company’s longer-term success remains dependent upon its ability to convert these revenue opportunities into successful contracts, to continue to attract new client projects, expand its revenue base to a level sufficient to exceed fixed operating costs, and generate consistent positive cash flow from operations.  The occurrence and timing of these events cannot be predicted with certainty.

Further financing options that may or may not be available to the Company include the issuance of new equity, debentures or bank credit facilities.  The need for any of these options will be dependent on the timing of securing additional SFD® related revenues and obtaining financing on terms that are acceptable to both the Company and the financier.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

The Consolidated Financial Statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate.  If the going concern basis was not appropriate for these Consolidated Financial Statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

Use of Estimates and Judgements

In preparing these Consolidated Financial Statements, NXT is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Consolidated Financial Statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies.  The estimates and assumptions used are based upon management’s best estimate as at the date of the Consolidated Financial Statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period when determined. Actual results may differ from those estimates.

Certain estimates and judgments have a material impact where the assumptions underlying these accounting estimates relate to matters that are highly uncertain at the time the estimate or judgment is made or are subjective. In 2025, 2024 and 2023, the estimates and judgments included the assessment of impairment indicators of intellectual property and recognition of SFD® related revenue.

The Company reviews intellectual property for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company considers both internal and external factors when assessing for potential indicators of impairment of its intellectual property, including the consideration of historical and forecasted SFD® related revenues, market capitalization, control premiums, and the SFD® related revenue multiples compared to industry peers. When indicators of impairment exist, the Company first compares the total of the estimated undiscounted future cash flows or the estimated sale price to the carrying value of an asset.  If the carrying value exceeds these amounts, an impairment loss is recognized for the excess of the carrying value over the estimated fair value of the intellectual property.

Other accounting estimates and judgments that may have a material impact on the financial statements include: the forward-looking assumptions related to the going concern assumption, the estimated useful lives of intellectual property and property, plant and equipment, reaching the final milestone payment for the geothermal right, lease interest rates and terms, the fair value of convertible debentures, and the assumptions used to measure stock-based compensation expense.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

2. Significant Accounting Policies

Basis of Presentation

These consolidated financial statements for the year ended December 31, 2025, have been prepared by management in accordance with generally accepted accounting principles of US GAAP.

Consolidation

These consolidated financial statements reflect the accounts of the Company and its wholly owned subsidiaries (all of which are inactive).  All significant inter-company balances and transactions among NXT and its subsidiaries have been eliminated and are therefore not reflected in these consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and short-term Guaranteed Investment Certificates (“GIC’s”) with an original maturity less than 90 days from the date of acquisition.

Short Term Investments

Short term investments consist of short term GICs, with original maturity dates greater than 90 days and up to one year.

Fair Value Measures

For any balance sheet items recorded at fair value on a recurring basis or non-recurring basis, the Company is required to classify the fair value measure into one of three categories based on the fair value hierarchy noted below.

In Level I, the fair value of assets and liabilities is determined by reference to quoted prices in active markets for identical assets and liabilities that the Company has the ability to assess at the measurement date.

At December 31, 2025 the fair values of restricted stock units (“RSU”) liability was based on share price that was determined using Level I inputs.

In Level II, determination of the fair value of assets and liabilities is based on the extrapolation of inputs, other than quoted prices included within Level I, for which all significant inputs are observable directly or indirectly. Such inputs include published exchange rates, interest rates, yield curves and stock quotes from external data service providers. Transfers between Level I and Level II would occur when there is a change in market circumstances.  There are no Level II fair value measures.

In Level III, the fair value of assets and liabilities measured on a recurring basis is determined using a market approach based on inputs that are unobservable and significant to the overall fair value measurement. Assets and liabilities measured at fair value can fluctuate between Level II and Level III depending on the proportion of the value of the contract that extends beyond the time frame for which inputs are considered to be observable.  As contracts near maturity and observable market data becomes available, the contracts are transferred out of Level III and into Level II.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

The determination of the fair value of the acquisition of the Intellectual property (Note 8) was determined using Level III inputs, as well as the convertible debentures (Note 11).

Measurement of credit losses on financial instruments

The impairment model of financial instruments is based on expected losses rather than incurred losses.  In making the assessment of expected losses, the Company considers the following factors: historically realized bad debts; a counterparty’s present financial condition and whether a counterparty has breached certain contracts; the probability that a counterparty will enter bankruptcy; changes in economic conditions that correlate to increased levels of default and term to maturity of the specific receivable. These expected credit losses are recognized as an allowance rather than as a direct write-down of the amortized cost basis.

Deposits

Deposits consist of security payments made to lessors for the Company’s office and aircraft lease.  They are classified as long-term if the lease end date is greater than one year.

Property and Equipment

Property and equipment is recorded at cost, less accumulated amortization, which is recorded over the estimated service lives of the assets using the following annual rates and methods:

Survey equipment	20% declining balance
Computers	30% declining balance
Furniture and other equipment	20% declining balance
Leasehold improvements	10% declining balance

Intellectual Property

Intellectual property acquired is recorded at cost, less accumulated amortization, which is recorded over the estimated minimum useful life of the assets. The Company incurs periodic costs that are expensed when incurred to file patents and to maintain them.

 Impairment of Long-Lived Assets

The Company reviews long-lived assets, which includes property, equipment and intellectual property for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company considers both internal and external factors when assessing for potential indicators of impairment, and with respect to intellectual property, the Company’s assessment includes consideration of historical and forecasted SFD® related revenues, market capitalization, control premiums, and the SFD® related revenue multiples compared to industry peers.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

When indicators of impairment exist, the Company first compares the total of the estimated undiscounted future cash flows or the estimated sale price to the carrying value of an asset.  If the carrying value exceeds these amounts, an impairment loss is recognized for the excess of the carrying value over the estimated fair value of the asset.

Convertible Debentures

The Company’s convertible debentures are denominated in U.S. dollars while the Company’s functional currency is the Canadian dollar. As a result, the conversion feature does not meet the “fixed‑for‑fixed” equity classification criteria under ASC 815. Accordingly, the convertible debentures are classified as financial liabilities and measured at fair value through profit or loss, with changes in fair value recognized in earnings.  If the convertible debentures are converted to common shares, the common shares will be classified as equity.  Interest on the convertible debenture is accrued as earned.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar.  Revenues and expenses denominated in foreign currencies are translated into Canadian dollars at the average exchange rate for the applicable period.  Monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the end of the applicable period.  Non-monetary assets and liabilities are recorded at the relevant exchange rates for the period in which the balances arose.  Any related foreign exchange gains and losses resulting from these translations are included in the determination of net income (loss) for the period.

Income Taxes

NXT follows the asset and liability method of accounting for income taxes. This method recognizes deferred income tax assets and liabilities based on temporary differences in reported amounts for financial statement and income tax purposes, at the income tax rates expected to apply in the future periods when the temporary differences are expected to be reversed or realized.  The effect of a change in income tax rates on deferred income tax assets and deferred income tax liabilities is recognized in income in the period when the tax rate change is enacted.  Valuation allowances are provided when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves income tax disclosures by requiring: (1) consistent categories and greater disaggregation of information in the rate reconciliation, and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2024.

Stock-based Compensation

NXT follows the fair value method of accounting for stock options, restricted stock units, deferred stock units, and the employee share purchase plan (the “Share Compensation Plans”) that are granted to acquire common shares under NXT’s Share Compensation Plans.  For equity-settled stock-based compensation awards, fair values are determined at the grant date and the expense, net of estimated forfeitures, is recognized over the requisite service period with a corresponding increase recorded in contributed capital. An adjustment is made to compensation for any differences between the estimated forfeitures and the actual forfeitures. For cash-settled stock-based compensation awards, fair values, based on observable prices, are determined at each reporting date and periodic changes are recognized as compensation costs, with a corresponding change to liabilities.  Stock-based awards with performance conditions are recognized as compensation costs only when the performance condition is probable of being met.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Upon exercise or realization of the equity-settled Share Compensation Plans, the consideration received by NXT, and the related amount which previously recorded in contributed capital, is recognized as an increase in the recorded value of the common shares of the Company.

Net Income (Loss) Per Share

Basic income (loss) per share amounts is calculated by dividing net income (loss) by the weighted average number of common shares that are outstanding for the fiscal period.  Shares issued during the period are weighted for the portion of the period that the shares were outstanding.  Diluted income per share, in periods when NXT has net income, is computed using the treasury stock method, whereby the weighted average number of shares outstanding is increased to include any additional shares that would be issued from the assumed exercise of stock options and restricted stock units.  The incremental number of shares added under the treasury stock method assumes that outstanding stock options and restricted stock units that are exercisable at exercise prices below the Company’s average market price (i.e. they were “in-the-money”) for the applicable fiscal period are exercised and then that number of incremental shares is reduced by the number of shares that could have been repurchased by the Company from the issuance proceeds, using the average market price of the Company’s shares for the applicable fiscal period.

No addition to the basic number of shares is made when calculating the diluted number of shares if the diluted per share amounts become anti-dilutive (such as occurs in the case where there is a net loss for the period).

Revenue

SFD® Surveys

The performance obligation for NXT in SFD® surveys is the acquisition, processing, interpretation and integration of Stress Field Detection (SFD®) data.  Revenue from SFD® survey contracts is recognized over time using an input method based on direct survey costs incurred relative to total estimated survey costs. The determination of total estimated survey costs requires management judgment and is based on expected aircraft utilization, personnel costs, data processing costs, and other project‑specific inputs.

Changes in estimated total costs or project scope may result in adjustments to revenue recognized in the period of change. All funds received or invoiced in advance of recognition of revenue are reflected as contract obligations and classified as a current liability on our balance sheet.

The Company uses direct survey costs as the input measure to recognize revenue in any fiscal period.  The percentage of direct survey costs incurred to date over the total expected survey costs to be incurred, provides an appropriate measure of the stage of the performance obligation being satisfied over time.

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NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

SFD® Data Sales

The performance obligation for NXT in SFD® data sales is the delivery of the promised specific services as itemized in the contract with the customer.   Revenue from the sale of SFD® data (excluding any related foreign value added taxes) is recognized once the services are completed and the data is transferred to the customer.

Leases

The Company determines if an arrangement is an operating or finance lease, as defined under US GAAP, at inception.  A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.  These leases are included in right-of-use (“ROU”) assets and lease obligations in the Consolidated Balance Sheet.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease obligations represent the obligation to make lease payments arising from such leases.  Lease obligations are recognized at the lease commencement date based on the present value of remaining lease payments over the lease term, taking into consideration conditions such as incentives and termination penalties, as appropriate.  A corresponding ROU asset is recognized at the amount of the lease obligation, adjusted for payments made prior to lease commencement or initial direct costs, if any.

When calculating the present value, the Company uses the rate implicit in the lease, or uses its incremental borrowing rate for a similar term and risk profile based on the information available at the commencement date. The Company’s lease terms may have options to extend or terminate the lease which are included in the calculation of lease obligations when it is reasonably certain that it will exercise those options. Lease expense for operating leases is recognized on a straight-line basis over the lease term.  Office and equipment lease expenses are included within General and administrative expenses.

The aircraft lease cost is treated as a finance lease and is recorded in ROU assets.  The ROU asset amortization included within amortization costs and lease payments are recorded as interest expense and as a reduction in the lease liability.  The aircraft ROU is amortized at a 10% declining balance.

Lease agreements can contain both lease and non-lease components, which are accounted for separately.  The office lease contains non-lease components which are detailed in Note 15.

Government grants

Government grants are recognized when there is reasonable assurance that the grant will be received, and all attached conditions will be complied with.  When the grant relates to an expense item, it is recognized as an expense reduction in the period in which the costs are incurred.  Where the grant relates to an asset, it is recognized as a reduction to the net book value of the related asset and then subsequently in net loss over the expected useful life of the related asset through lower charges to amortization and impairment.

Page | 15

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

3. Short-term investments

As at December 31, 2025 all GIC’s had less than one year left before maturity.  Interest rates ranged from 2.5% to 2.7%.

	December 31,	December 31,
Days to maturity	2025	2024
Less than 90 days	$68,615	$-
91 to 180 days	205,845	-
Greater than 180 days	68,615	-
	343,075	-

4. Accounts receivable and Contract Assets

	December 31,	December 31,
	2025	2024
Total receivables and contract assets	$4,135,241	$22,210
Contract assets	(1,303,051)	-
Trade receivables	2,832,190	22,210
Other receivables	96,650	83,648
Net Accounts receivable	2,928,840	105,858
Allowance for doubtful accounts	-	-
Accounts receivable	2,928,840	105,858

Aging of trade receivable as of December 31, 2025

Current	$1,243,715
0-90 days	68,630
91-180 days	-
>180 days	1,519,845
2,832,190

Allowance for Doubtful Accounts

The $68,630 that was less than 90 days overdue was paid subsequent to year end.

Page | 16

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

The $1,519,845 overdue for greater than 180 days is with one customer. The customer paid the Company US$2,000,000 between November 26, 2025, and December 2, 2025, for invoices related to this outstanding amount. In addition, the customer paid US$346,500 on February 13, 2026, for the mobilization fee for an upcoming SFD® survey in Africa.  The Company is in constant communication with its customer and is not providing additional services to the customer until the remaining overdue accounts receivable is settled.  Given these recent payments and continued discussions with the customer, the Company has determined a provision for doubtful accounts on the outstanding accounts receivable balances at December 31, 2025, is not required.

Contract Assets

Contract assets are revenues not invoiced as of December 31, 2025.

Movement in contract assets	For the year ended December 31, 2025
	US$	CDN$
Opening balance, January 1	$-	$-
Revenue	11,486,476	16,351,286
Revenue invoiced per contract milestones	(10,536,943)	(15,048,235)
Closing balance, December 31	949,533	1,303,051

5. Deposits

Security deposits have been made to the lessors of the office building and the aircraft.  The aircraft deposit is denominated in United States Dollars.

	December 31,	December 31,
	2025	2024

Aircraft	$205,846	$215,775
Building	43,309	43,309
Prepaid expenses	-	2,401
	249,155	261,485

Page | 17

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

6. Property and equipment

	December 31, 2025
	Cost	Accumulated	Net book
	Base	Amortization	value
Survey equipment	$999,990	$796,808	$203,182
Computers and software	926,313	902,603	23,710
Furniture and other equipment	407,885	402,708	5,177
Leasehold improvements	523,507	366,784	156,723
	2,857,695	2,468,903	388,792

	December 31, 2024
	Cost	Accumulated	Net book
	Base	Amortization	value
Survey equipment	$949,062	$771,143	$177,919
Computers and software	1,265,045	1,257,313	7,732
Furniture and other equipment	405,877	401,110	4,767
Leasehold improvements	523,507	338,148	185,359
	3,143,491	2,767,714	375,777

7. Right of use assets

	December 31, 2025
	Cost	Accumulated	Right of
	Base	Amortization	Use
Aircraft	$3,468,239	$2,091,929	$1,376,310
Office Building	2,324,694	1,472,261	852,433
Printer	9,716	6,839	2,877
	5,802,649	3,571,029	2,231,620

	December 31, 2024
	Cost	Accumulated	Right of
	Base	Amortization	Use
Aircraft	$3,468,239	$1,939,006	$1,529,233
Office Building	2,324,694	1,352,941	971,753
Printer	9,716	4,196	5,520
	5,802,649	3,296,143	2,506,506

Page | 18

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Aircraft

On March 22, 2024, the Company extended its Aircraft lease for three years to March 28, 2027.  The Company will own the aircraft at the end of the lease term.  Terms of the lease extension include an interest rate of 12%, and monthly payments of US$40,189.  The Company has an early purchase option to acquire the aircraft on any of the remaining following dates, March 28, 2026 or September 28, 2026.  The purchase price would be the amortized value of the lease liability, plus a four-months of interest.  The lease is being treated as a finance lease.

8. Intellectual property

	December 31, 2025
	Cost	Accumulated	Net book
	Base	amortization	Value
SFD® Hydrocarbon Right acquired	$25,271,000	$17,409,334	$7,861,666
SFD® Geothermal Right acquired	275,610	64,309	211,301
	25,546,610	17,473,643	8,072,967

	December 31, 2024
	Cost	Accumulated	Net book
	Base	amortization	Value
SFD® Hydrocarbon Right acquired	$25,271,000	$15,724,601	$9,546,399
SFD® Geothermal Right acquired	275,610	50,528	225,082
	25,546,610	15,775,129	9,771,481

SFD® Hydrocarbon and SFD® Geothermal Rights

During 2015, NXT acquired the rights to the SFD® technology for use in the exploration of hydrocarbons (“Hydrocarbon Right”) from Mr. George Liszicasz, the former President and CEO of NXT (“CEO”), The Company acquired the SFD® technology rights for geothermal resources (“Geothermal Right”) from the former CEO on April 18, 2021.  The Hydrocarbon Right and Geothermal Right were recorded at the fair value of the consideration transferred and are capitalized.

The Hydrocarbon Right is being amortized on a straight-line basis over its estimated useful life of 15 years. The annual amortization expense expected to be recognized is approximately $1.7 million per year for a 5-year aggregate total of $8.5 million.

The current book value of the Geothermal Right is being amortized on a straight-line basis over its estimated useful life of 20 years. The annual amortization expense expected to be recognized is approximately $13,781 per year for a 5-year aggregate total of approximately $68,902.

All Other SFD® Technology and Rights

On December 23, 2025, NXT acquired remaining SFD® rights for all present and future applications, sensor uses, and geophysical targets using SFD®, and as a result has full ownership of the SFD® technology.  The consideration paid for these remaining SFD® rights have been expensed.

Page | 19

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Reconciliation of Intellectual Property

	SFD® Hydrocarbon Right	SFD® Geothermal Right	Total
Net book value at December 31, 2023	11,231,132	238,863	11,469,995
Amortization for 2024	(1,684,733)	(13,781)	(1,698,514)
Net book value at December 31, 2024	9,546,399	225,082	9,771,481
Amortization for 2025	(1,684,733)	(13,781)	(1,698,514)
Net book value at December 31, 2025	7,861,666	211,301	8,072,967

9.  Accounts payable and accrued liabilities

	December 31,	December 31,
	2025	2024
Accrued liabilities related to:
Consultants and professional fees	$72,434	$261,753
Payroll related	496,457	471,596
Board of director’s fees	291,218	201,218
Interest payable	13,430	109,029
	873,539	1,043,596
Trade payables and other	788,509	190,378
	1,662,048	1,233,974

At December 31, 2025, payroll related includes $326,841 accrued for RSUs.

10. Deferred revenue

As of December 31,2024, the company has received $840,768 (US$584,477) of deposits for signed SFD® contracts that were started in 2025.  There is no deferred revenue at December 31, 2025.

11. Convertible Debentures

The table below details convertible debentures outstanding at December 31, 2025.

Repayment of principal and interest for convertible debentures:	US$	CDN$1.
2026	54,611	74,943
Total principal and interest payments	54,611	74,943
Less interest	(9,611)	(13,189)
Principal remaining	45,000	61,754
Accumulated change in fair value of convertible debentures	20,456	28,072
Fair value of convertible debentures	65,456	89,826

1. Converted at 1.3723

Page | 20

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

The debentures outstanding at December 31, 2025, bear interest at 10.0% per annum, paid quarterly in arrears, and are due and payable two years after issuance.  The remaining debentures were converted into 248,893 common shares at a fixed conversion price of US$0.1808 on January 5, 2026.

Between May 31, 2023, and November 12, 2024, the Company issued a total of US$6,172,000 of convertible debentures.  US$6,127,000 of the debentures were converted into common shares during 2025.  The fair value of the convertible debentures is determined using valuation techniques that incorporate significant unobservable inputs and is classified as Level 3 within the fair value hierarchy. Key inputs include the market price of the Company’s common shares, expected share price volatility, remaining term to maturity, and the contractual conversion price.

During the year ended December 31, 2025, the Company recognized a loss of $5,418,502 related to the remeasurement of convertible debentures, which is included in other expenses in the consolidated statements of loss and comprehensive loss.

A change in expected volatility or share price assumptions would have a significant impact on the estimated fair value of the convertible debentures and the related gain or loss recognized in earnings.

Movement in convertible debentures	For the year ended December 31, 2025
	US$	CDN$
Opening balance, January 1	$6,378,141	$9,174,957
Fair value remeasurement of convertible debentures held at the beginning of the period	3,960,005	5,418,502
Conversion to common shares	(10,272,690)	(14,114,800)
Foreign exchange	-	(388,833)
Closing balance, December 31	65,456	89,826

Debenture Conversions

On May 30, 2025, Ataraxia Capital (“Ataraxia”) converted $3,175,480 (US$2,300,000) of convertible debentures into 13,540,208 commons shares at conversion prices of US$0.143 and US$0.24 per common share.

On June 26, 2025, MCAPM, LP and Michael P. Mork (“Mork Capital”) converted convertible debentures with a face value US$3,375,000 into 15,605,088 common shares at conversion prices of US$0.1808 and US$0.25 per common share. The common shares related to the Mork Capital convertible debenture were recognized at their fair value using Level 3 inputs, resulting in a fair value of C$9,986,066 (US$7,282,838) on the date of conversion.

On September 23, 2025, US$49,000 face value of convertible debentures were converted into 271,017 common shares of NXT at a conversion price of US$0.1808.  The common shares related to the September 23, 2025, conversion of convertible debenture was recognized at their fair value using Level 3 inputs, resulting in a fair value of C$153,571 (US$111,078) on the date of conversion.

During December 2025, US$677,000 face value of convertible debentures were converted into 2,228,979 common shares of NXT at a conversion price of US$0.1808.  The common shares related to the December 2025, conversion of convertible debenture was recognized at their fair value using Level 3 inputs, resulting in a fair value of C$799,683 (US$578,774) on the dates of conversion.

Page | 21

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

The fair value attributed to convertible debentures was determined utilizing the following key weighted average assumptions:

For the year ended	2025	2024
Volatility	99%	94%
Term to maturity (years)	0.64	1.19
Price of common shares	$0.41	$0.11

	2025	2024	2023
$US	$305,383	$455,112	$94,781
$CDN	$432,782	$621,378	$128,612

12. Long-term debt

On May 26, 2021, the Company received $1,000,000 from the Business Development Bank of Canada’s (“BDC”) Highly Affected Sectors Credit Availability Program (“HASCAP Loan”), funded by the Royal Bank of Canada.  The HASCAP Loan is a $1,000,000 non-revolving ten-year term credit facility with an interest rate of 4%.  Repayment terms were interest only until May 26, 2022, and monthly principal plus interest payments for the remaining nine years.  The HASCAP Loan is secured by a general security agreement and is guaranteed by BDC.

Repayment of principal and interest:
2026	$133,148
2027	128,704
2028	124,259
2029	119,815
2030 to 2031	162,130
Total principal and interest payments	668,056
Less interest	(66,204)
Total principal remaining	601,852
Current portion of long-term debt	111,111
Non-current portion of long-term debt	490,741

Page | 22

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

13. Lease obligations

	For the year ended December 31,
	2025	2024
Opening balance, January 1	$2,301,542	$595,517
Additions	-	2,252,803
Operating lease payments	(240,676)	(364,712)
Finance lease principal payments	(565,969)	(359,706)
Lease accretion	113,041	99,803
Foreign exchange	(34,636)	77,837
Closing Balance	1,573,302	2,301,542
Current portion of lease obligations	752,378	693,607
Long-term lease obligations	820,924	1,607,935

Maturity of lease liabilities:	Finance Lease1.	Operating Leases	Total
2026	661,816	240,391	902,207
2027	111,248	237,252	348,500
2028	-	237,252	237,252
2029	-	237,252	237,252
2030	-	177,939	177,939
Total lease payments	773,064	1,130,086	1,903,150
Less imputed interest	(55,078)	(274,770)	(329,848)
Total discounted lease payments	717,986	855,316	1,573,302
Current portion of lease obligations	608,404	143,974	752,378
Non-current portion of lease obligations	109,582	711,342	820,924

1. Converted at 1.3723

As of December 31, 2025, the Company’s aircraft lease was a financing lease, and the other leases were operating leases.  The weighted average incremental borrowing rate for all leases is 10.9%.  None of the leases have an option to extend past their current terms.  The weighted average remaining lease terms at December 31, 2025, is 3.1 years.  The Company’s total operating lease expenditures for the period ended December 31, 2025, were $240,672 (2024 - $366,571).  The Company’s total financing lease expenditures for the period ended December 31, 2025, was $676,105 (2024 - $495,233), including interest expense of approximately $124,741 (2024-$131,337).  Lease expense for operating leases are included in general and administrative expenses, while finance lease expenses are included in both amortization and interest expense, net.

Page | 23

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Non-cash lease amortization and accretion

	For the years ended December 31,
	2025	2024	2023
Amortization of lease incentives and other	$(5,672)	$(9,997)	$(8,099)
ROU asset amortization	127,634	263,627	600,911
Lease liability accretion	113,041	99,803	90,378
	235,003	353,433	683,190

14. Asset retirement obligations

Asset retirement obligations (“ARO”) relate to minor non-operated interests in oil and natural gas wells in which NXT has outstanding abandonment and reclamation obligations in accordance with government regulations. The estimated future abandonment liability is based on estimates of the future timing and costs to abandon, remediate and reclaim the well sites within the next five years.  The net present value of the ARO is as noted below and has been calculated using an inflation rate of 2.4% and discounted using a credit-adjusted risk-free interest rate of 10%.

	2025	2024	2023
ARO balance, beginning of the year	$24,761	$27,030	$24,574
Accretion expense	2,457	2,069	2,069
Change in ARO estimates	(3,907)	(4,338)	387
ARO balance, end of the year	23,311	24,761	27,030

15.  Commitments

The table below is the non-lease operating cost components associated with the costs of the building lease.

For the year ending December 31,	Office Premises
2026	$163,401
2027	163,401
2028	163,401
2029	163,401
2030	122,551
Total	776,155

Page | 24

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

16. Common shares

The Company is authorized to issue an unlimited number of common shares, of which the following are issued and outstanding:

	For the years ended December 31,
	2025		2024
	# of shares	$ amount	# of shares	$ amount
As at the beginning of the year	78,495,184	98,262,510	78,025,237	98,179,271
Private placement, net of issuance costs	7,050,500	2,777,168	-	-
Employee Share Purchase Plan (Note 18)	265,808	86,990	469,947	83,239
Restricted Stock Units (Note 18)	194,206	39,035	-	-
Exercise of Stock Options (Note 18)	310,799	108,427	-	-
Conversion of convertible debentures (Note 11)	31,645,292	14,114,800	-	-
Equity based transaction with non-employee (Note 18)	634,439	108,455	-	-
As at the end of the year	118,596,228	115,497,385	78,495,184	98,262,510

	For the year ended December 31,
	2023
	# of shares	$ amount
As at the beginning of the year	68,949,109	96,423,648
Private placement, net of issuance costs	8,510,000	1,622,057
Employee Share Purchase Plan (Note 18)	309,509	66,755
Restricted Stock Units (Note 18)	256,619	66,811
As at the end of the year	78,025,237	98,179,271

Private Placements

On November 24, 2025, the Company finalized a private placement for $0.40 per share.  The Company issued 7,050,500 common shares for gross proceeds of approximately $2,821,272 (US$2,000,000) less issuance costs of $44,104.

On December 22, 2022, the Company announced a multi-tranche private placement (the “2022 Private Placement”) at $0.195 per share.  At December 22, 2022, the Company issued 1,148,282 common shares for gross proceeds of $223,915 in the first tranche, less issuance costs of $7,732.  On January 25, 2023, the Company closed the 2022 Private Placement by issuing an additional 8,510,000 common shares, at $0.195 per common share, for additional aggregate gross proceeds of approximately $1,659,450, less issuance costs of $37,393.

Page | 25

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Equity based transaction with non-employee:

On October 1, 2023, the Company entered into a service agreement with a marketing consultant (the “Consultant”) to provide sales and marketing services to introduce potential customers to the Company’s SFD® technology, attend trade shows, and update the Company’s marketing systems.  The Consultant agreed to be compensated in Common Shares only for approximately US$16,000 per month, based on the five-day volume average price at the end of each month until February 29, 2024.  634,439 common shares issued to the Consultant on January 29, 2025.

17. Net loss income per share

Net loss per share – Basic & Diluted

	For the years ended December 31,
	2025	2024	2023
Net loss for the year	$(2,317,149)	$(9,077,495)	$(5,451,112)
Weighted average number of shares outstanding for the year:
Basic	96,453,727	78,271,095	77,646,094
Diluted	96,453,727	78,271,095	77,646,094
Net loss per share – Basic	$(0.02)	$(0.12)	$(0.07)
Net loss per share – Diluted	$(0.02)	$(0.12)	$(0.07)

In periods in which a loss results, all outstanding stock options, RSUs, deferred share units (“DSUs”) and potential shares from convertible debentures have been excluded from the diluted loss per share calculations as their effect is anti-dilutive.

Page | 26

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

18. Share-based compensation

The Company has an equity compensation program in place for its executives, employees and directors. Executives and employees are given equity compensation grants that vest based on a recipient’s continued employment. The Company’s stock-based compensation awards outstanding as at December 31, 2025, include stock options, DSUs, RSUs, and the employee share purchase plan (“ESP Plan”).  The following tables provide information about stock option, RSUs, DSUs, and ESP Plan activity.

	For the years ended December 31,
	2025	2024	2023
Stock Option Expense	$205,859	$118,849	$92,500
Deferred Share Units	155,000	15,000	-
Compensation Expense (Note 16)	-	52,634	55,821
Stock-based compensation expense in Contributed Capital	360,859	186,483	148,321

Employee Share Purchase Plan	43,494	41,619	30,508
Restricted Stock Units	298,527	40,632	62,442
Total stock-based compensation expense	702,880	268,734	241,271

Stock Options:

The following is a summary of stock options which are outstanding as at December 31, 2025.

Exercise price per share	# of options outstanding	# of options exercisable	Average remaining life (in years)
$0.200	166,200	166,200	2.4
$0.203	1,400,000	-	4.2
$0.216	1,553,334	440,000	2.0
$0.252	78,850	78,850	2.7
$0.259	100,000	33,333	2.7
$0.260	52,650	52,650	2.0
$0.264	177,200	177,200	2.0
$0.309	4,350,000	50,000	5.0
	7,878,234	998,233	4.0

The continuity of the number of stock options which are outstanding at the end of the current year and as at the prior years ended December 31, 2024, and 2023 are as follows:

	For the years ended December 31,
	2025		2024
		weighted		Weighted
	# of stock	average	# of stock	Average
	Options	exercise price	Options	exercise price
Options outstanding, start of the year	2,647,820	$0.30	2,927,820	$0.32
Granted	5,750,000	$0.28	-	$-
Exercised	(310,799)	$(0.21)	-	$-
Forfeited	-	$-	(180,000)	$(0.22)
Expired	(208,787)	$(0.48)	(100,000)	$(0.52)
Options outstanding, end of the year	7,878,234	$0.27	2,647,820	$0.24
Options exercisable, end of the year	998,233	$0.23	777,820	$0.30

Page | 27

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

	For the year ended December 31,
	2023
		Weighted
	# of stock	Average
	Options	exercise price
Options outstanding, start of the year	461,320	$0.51
Granted	2,716,500	$0.22
Forfeited	(100,000)	$(0.22)
Expired	(150,000)	$(0.59)
Options outstanding, end of the year	2,927,820	$0.25
Options exercisable, end of the year	877,820	$0.32

Stock options granted generally expire, if unexercised, five years from the date granted and entitlement to exercise them generally vests at a rate as determined by the Board of Directors.

On December 16, 2025, the Company granted 4,300,000 incentive stock options at a strike price of $0.309 to employees and directors of the Company.  One half of these stock options will vest when the Company achieves a trailing twelve-month free cash flow per share of $0.15. The other half will vest when the Company achieves a trailing 12-month revenue of $25,000,000.  The Company is recognizing Stock based compensation expense (“SBCE”) for these stock options.  None have vested as of December 31, 2025.

On February 24, 2025, the Company granted 1,400,000 incentive stock options at a strike price of $0.203 to directors of the Company. These stock options will vest upon the achieving of a trailing twelve-month free cash flow per share of $0.10.  The Company is recognizing Stock based compensation expense (“SBCE”) for these stock options.  None have vested as of December 31, 2025.

On January 6, 2023, the Company announced the grant of 2,050,000 performance stock options at a price of $0.216 to employees, officers and directors. These stock options vest upon receipt of cash for SFD® services performed as per the following schedule.

Vesting Target	Vested
1/3 vest upon the collection of US$6.5 million	Yes
1/3 vest upon the collection of the next US$7.0 million	No
1/3 vest upon the collection of an additional US$7.5 million	No

Approximately 1,653,334 of these options are outstanding as of December 31, 2025, of which 473,333 are vested.

Page | 28

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Stock-based compensation expense is calculated based on the fair value attributed to grants of stock options using the Black-Scholes valuation model and utilizing the following weighted average assumptions:

For the year ended	2025	2024	2023
Expected dividends paid per common share	Nil	-	Nil
Expected life in years	5.0	-	5.0
Weighted average expected volatility in the price of common shares	115%	-	79%
Weighted average risk-free interest rate	3.16%	-	3.32%
Weighted average fair market value per share at grant date	$0.23	$-	$0.22
Forfeiture rate	11.5%	-	18.5%

Deferred Stock Units:

A continuity of the number of DSUs which are outstanding at the end of the current year and as at the prior years ended December 31, 2024, and 2023 are as follows:

	For the years ended December 31,
Opening balance	2025	2024	2023
Opening balance	120,226	37,354	37,354
Granted	404,927	82,872	-
Closing balance	525,153	120,226	37,354

The DSUs plan is a long-term incentive plan that permits the grant of DSUs to qualified directors.  DSUs granted under the DSUs plan are to be settled at the retirement, resignation or death of the Board member holding the DSUs.

Restricted Stock Units:

RSUs entitle the holder to receive, at the option of the Company, either the underlying number of shares of the Company’s common shares upon vesting of such units or a cash payment equal to the value of the underlying shares. The RSUs vest at a rate of one-third at the end of each of the first three years following the date of grant.  Historically, the Company settled the RSUs that vested with shares and cash.

A continuity of the number of RSUs, including fair value (“FV”) which are outstanding at the end of the current year and as the end of the prior years ended December 31, 2024 and 2023 are as follows:

	For the years ended December 31,
	2025		2024
	# of RSUs	FV/Unit	# of RSUs	FV/Unit
RSUs outstanding, start of the year	915,000	$0.16	-	-
Granted	1,875,000	$0.20	1,035,000	$0.14
Common shares issued	(194,206)	($0.20)	-	-
Payroll withholdings settled in cash	(110,796)	($0.20)	-	-
Forfeited	-	-	(120,000)	($0.14)
RSUs outstanding, end of the year	2,484,998	$0.35	915,000	$0.16

Page | 29

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

	For the year ended December 31,
	2023
	# of RSUs	FV/Unit
RSUs outstanding, start of the year	348,334	$0.21
Granted	-	-
Common shares issued	(256,619)	$(0.26)
Payroll withholdings settled in cash	(91,715)	$(0.23)
RSUs outstanding, end of the year	-	-

Employee Share Purchase Plan:

The ESP Plan allows employees and other individuals determined by the Board to be eligible to contribute a minimum of 1% and a maximum of 10% of their earnings to the plan for the purchase of common shares in the capital of the Company, of which the Company will make an equal contribution. Common shares contributed by the Company may be issued from treasury or acquired through the facilities of the TSX.  Historically, the Company has elected to issue common shares from treasury.

A continuity of the number of commons shares under the ESP Plan which are outstanding at the end of the current year and as at the prior years ended December 31, 2024, and 2023 are as follows:

	2025		2024
	# of shares	$ amount	# of shares	$ amount
Purchased by employees	132,904	$43,495	234,974	$41,620
Matched by the Company	132,904	43,494	234,973	41,619
Total Common Shares issued	265,808	86,989	469,947	83,239

	For the year ended December 31,
	2023
	# of shares	$ amount
Purchased by employees	168,515	$36,246
Matched by the Company	140,994	30,509
Total Common Shares issued	309,509	66,755

Page | 30

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

19. Other expenses (income)

	For the years ended December 31,
	2025	2024	2023
Intellectual property	$16,154	$12,565	$12,864
ARO and related expenses	5,727	(1,741)	2,988
Loss on disposal of assets & lease modifications	7,136	135,455	-
Purchase of remaining SFD® Technology and Rights (Note 8)	231,900	-	-
Total other expense	260,917	146,279	15,852

20. Income Tax Expense

Payments made to NXT for services rendered to clients and branch offices in certain countries may be subject to foreign income and withholding taxes.  Such taxes incurred are only recoverable in certain limited circumstances, including potential utilization in Canada as a foreign tax credit, or against future taxable earnings from the foreign jurisdictions.

Income tax expense is different from the expected amount that would be computed by applying the statutory Canadian federal of 15% to NXT’s income (loss) before income taxes as follows:  (The Company is headquartered in Alberta Canada and therefore uses the 15% federal rate).

	For the years ended December 31,
	2025	%	2024	%	2023	%
Net loss before income taxes	$(1,820,183)		$(9,077,795)		$(5,451,112)
Canadian federal income tax rate	15.0%		15.0%		15.0%
Canadian Income tax recovery at statutory income tax rate	(273,028)	(15)	(1,361,669)	(15)	(817,667)	(15)
Effect of non- deductible expenses and other items:
Alberta income tax recovery (8%)1.	(145,615)	(8)	(726,224)	(8)	(436,089)	(8)
Fair value remeasurement of convertible debentures2.	1,246,256	68	-	-	-	-
Stock-based compensation and other expenses2.	170,327	9	92,142	1	58,801	1
Foreign income taxes3.	496,965	27	-	-	-	-
Foreign exchange adjustments	(68,226)	(4)	160,597	2	2,754	0
Change in estimates	(57,879)	(3)	(14,841)	0	(10,060)	0
Expiry of 2015 foreign tax credits4.	215,230	12	-	-	-	-
US loss expiry and other	1,193	0	1,530	0	437,330	8
Change in valuation allowance	(1,088,258)	59	1,848,465	(20)	764,931	(14)
Current tax expense	496,965	27	-	-	-	-

1.	The Company is headquartered in the province of Alberta where the provincial tax rate is 8%.

2.	The fair value remeasurement of convertible debentures, SBCE, and other expenses are not deductible for calculating taxable income.

3.	The Company has earned income in foreign locations of approximately $1,656,552 with an estimated tax rate 30%.

4.	The Company earned foreign tax credits in 2015 which expired in 2025.

Page | 31

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

A valuation allowance has been provided for the Company’s deferred income tax assets due to uncertainty regarding the amount and timing of their potential future utilization, as follows:

	For the years ended December 31,
	2025	2024	2023
Net operating losses carried forward:
Canada and Alberta (expiration dates 2031 to 2044)	$9,451,820	$11,076,403	$9,594,511
USA (expirations in 2026)	2,106	3,921	5,631
Property & equipment, Lease obligations and
Financing	1,962,496	2,008,844	1,959,426
SRED Expenditures	676,518	676,518	676,518
Foreign Tax Credit	451,549	285,772	285,772
	12,544,489	14,051,458	12,521,858
Intellectual property and Right of Use Assets	(2,053,503)	(2,472,214)	(2,791,079)
Less valuation allowance	(10,490,986)	(11,579,244)	(9,730,779)

21. Financial instruments

Non-derivative financial instruments

The Company’s non-derivative financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, and long-term debt.  The carrying value of these financial instruments, excluding long-term debt, approximates their fair values due to their short terms to maturity.  The Company has determined that long-term debt approximates its fair value as the interest rate approximates market rates.

Convertible debentures

The conversion feature of the convertible debentures in an embedded derivative.  Therefore, they are measured at fair value through profit and loss.

Credit Risk

Credit risk arises from the potential that the Company may incur a loss if a counterparty to a financial instrument fails to meet its obligation in accordance with agreed terms. The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The carrying value of cash and cash equivalents, and accounts receivable reflects management’s assessment of maximum exposure to credit risk.  As at December 31, 2025, cash and cash equivalents included balances in bank accounts placed with financial institutions with investment grade credit ratings.  The Company manages accounts receivable credit risk by usually requiring advance payments before commencing certain contract milestones and when possible, accounts receivable insurance.

Please see Note 4 for an analysis of overdue accounts receivable.

Page | 32

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Foreign Exchange Risk

The Company is exposed to foreign exchange risk in relation to its holding of significant US$ balances in cash and cash equivalents, accounts receivable, deposits, accounts payables, accrued liabilities, convertible debentures, and lease obligations, and pricing its SFD® survey contracts in US$.  The Company does not currently enter into hedging contracts, but to mitigate exposure to fluctuations in foreign exchange the Company uses strategies to reduce the volatility of United States Dollar assets including converting excess United States dollars to Canadian dollars.  As of December 31, 2025, the Company held net United States dollar assets totaling approximately US$5,033,705.  Accordingly, a hypothetical 10% change in the value of one United States dollar expressed in Canadian dollars as at December 31, 2025, would have had an approximately $690,775 effect on the unrealized foreign exchange gain or loss for the period.

22. Change in non-cash operating working capital

The changes in non-cash operating working capital balances are comprised of:

	For the years ended December 31,
	2025	2024	2023
Accounts receivable and contract assets	$(4,158,055)	$1,722,665	$(1,835,922)
Prepaid expenses	54,194	(221,126)	(17,516)
Deposits	5,762	5,763	3,362
Accounts payable and accrued liabilities	176,473	(438,199)	559,351
Income taxes payable	496,965	-	-
Deferred revenue	(840,768)	805,656	-
	(4,265,429)	1,874,759	(1,290,725)

23. Geographic information

The Company generates revenue from its SFD® survey system that enables the clients to focus their exploration decisions concerning land commitments, data acquisition expenditures and prospect prioritization on areas with the greatest potential. NXT conducts all its survey operations from its head office in Canada and occasionally maintains administrative offices in foreign locations when needed.  Management has concluded that the Company operates in a single operating and reportable segment.

Page | 33

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

24. Revenue

Revenues for the years ended December 31, 2025, 2024, and 2023 were generated solely by the Hydrocarbon Right and four different customers.  There were no revenues attributable to the Geothermal Right.  Revenue fluctuations are a normal part of SFD® survey system sales and can vary significantly year-over-year.

	2025	2024	2023
Asia	$2,886,268	$644,294	$2,145,716
Africa	13,465,018	-	-
Total International	16,351,286	644,294	2,145,716
Canada	-	-	-
	16,351,286	644,294	2,145,716

At December 31, 2025, $1,046,502 (US$762,590) of the remaining performance obligations for two customers remain unsatisfied.  The Company expects to realize these unsatisfied performance obligations by June 30, 2026.

Revenue generated by one customer in each year was as follows, 82% in 2025, 73% in 2024, and 100% in 2023.  The $1,519,845 overdue accounts receivable for greater than 180 days as at December 31, 2025, is with one customer (Note 4).

25.  Other related party transactions

One of the members of NXT’s Board of Directors is a partner in a law firm which provides legal advice to NXT.  Accounts payable and accrued liabilities include a total of $41,540 ($55,455 as at December 31, 2024) payable to this law firm.

Another member of the Board was a board member of Pana Holdings Mauritius, the parent company of Ataraxia until May 1, 2025.  Ataraxia held two-year term convertible debentures until May 30, 2025 (Note 11).  Accounts payable and accrued liabilities to Ataraxia for accrued interest at December 31, 2025, are $nil, ($40,011 or US$27,814, as at December 31, 2024). The terms of the convertible debentures issued to Ataraxia included an annual interest rate of 10%, paid quarterly in arrears with conversion prices of US$0.143 and US$0.24 per common share. The debentures were able to be converted into either common shares or voting preferred shares with an annual dividend rate of 10% paid per quarter for the preferred shares, and they could have been converted on a one-to-one basis into common shares. The convertible debentures were payable on demand.

A third member of the Board is an employee of Mork Capital, which held two-year term convertible debentures until June 26, 2025 (Note 11).  Accounts payable and accrued liabilities at December 31, 2025, were $nil, (December 31, 2024 - $57,063 or US$39,669) to Mork Capital for accrued interest. The terms of the convertible debentures issued to Mork Capital included an annual interest rate of 10%, paid quarterly in arrears with conversion prices of US$0.1808 and US$0.25 per common share.

Page | 34

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

Certain members of the Board, elected to have most of their Board fees payable at December 31, 2023, transferred into convertible debentures (Note 11), for a total of US$147,000 (CDN$196,686).  US$102,000 of these convertible debentures were converted into common shares of NXT during 2025.  In addition, accounts payable and accrued liabilities at December 31, 2025, include a total of $2,954 (US$2,152), (December 31, 2024 - $4,680 or US$3,253) to Board members for accrued interest on the convertible debentures. The terms of the convertible debentures issued to members of the Board included an annual interest rate of 10%, paid quarterly in arrears with conversion price of US$0.25 per common share.

Accounts payable and accrued liabilities include $291,218 ($201,218 as at December 31, 2024) for Board fees.

Related party expenses

	For the years ended December 31,
	2025	2024	2023
Legal Fees	$145,177	$164,373	$129,600
Interest Expense1.	$367,246	$441,986	$107,792
Board of director fees	$245,000	$182,500	$185,000

1. $US271,533 for 2025. US$322,905 for 2024, and US$79,356 for 2023. Includes interest expense for Ataraxia, Mork Capital and the board of directors.

26. Segment Reporting

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, amended reportable segment disclosure requirements to include disclosure of incremental segment information on an annual and interim basis. Among the disclosure enhancements are new disclosures regarding significant segment expenses that are regularly provided to the chief operating decision-maker and included within each reported measure of segment profit or loss, as well as other segment items bridging segment revenue to each reported measure of segment profit or loss. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, and are applied retrospectively. The Company has adopted ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.”

The Chief Executive Officer of NXT Energy Solutions Inc. serves as the Company’s Chief Operating Decision Maker (“CODM”). The Company operates as a single business segment, focused primarily on the SFD® surveys.

Page | 35

NXT ENERGY SOLUTIONS INC.

Notes to the Consolidated Financial Statements

As at and for the years ended December 31, 2025, 2024 and 2023

(Expressed in Canadian dollars unless otherwise stated)

As a single-segment entity, the Company complies with ASC 280-10-50-20, reporting segment profit or loss, significant expenses, and other segment items.  Given that the Company has one revenue stream and limited number of revenue contract, the CODM is focused on SFD®-revenue, SFD®- related costs and general and administrative expenses.

The Company has adopted ASU 2023-07 for the year ended December 31, 2024. Since the Company’s single segment represents the entire entity, certain financial information may be referenced in the primary financial statements instead of duplicated in segment disclosures.

	For the years ended December 31,
	2025	2024	2023
SFD®-related revenue	$16,351,286	$644,294	$2,145,716
Expenses:
Aircraft lease costs	-	91,237	364,013
Aircraft operations	2,831,343	1,524,743	876,804
Survey projects	2,926,798	405,788	1,008,309
SFD®-related costs, net	5,758,141	2,021,768	2,249,126
Salaries, benefits and consulting charges	1,636,261	1,791,482	1,512,150
Board and professional fees, public company costs	899,523	899,797	753,468
Premises and administrative overhead	779,575	782,218	822,019
Business development	311,086	303,546	91,235
Stock-based compensation	702,880	268,735	241,271
Total general and administrative expenses	4,329,325	4,045,778	3,420,143
Amortization	1,920,733	1,887,013	1,759,473
Interest expense, net	516,775	750,611	160,262
Foreign exchange (gain) loss	(32,923)	574,106	(8,028)
Loss (gain) on fair value remeasurement	5,418,502	296,534	-
Purchase of SFD® technology & other expenses	260,917	146,279	15,852
Segment net loss before income taxes	(1,820,184)	(9,077,795)	(5,451,112)
Income tax expense	496,965	-	-
Consolidated net loss	(2,317,149)	(9,077,795)	(5,451,112)

Page | 36

NXT ENERGY SOLUTIONS INC.

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2025

March 31, 2026

Table of Contents

1	ADVISORIES		1
2	CORPORATE STRUCTURE		2
	2.1	COMPANY INFORMATION	2
	2.2	INTERCORPORATE RELATIONSHIPS	3
3	GENERAL DEVELOPMENT OF THE BUSINESS		3
	3.1	THREE YEAR HISTORY	3
	(a)	2023	4
	(b)	2024	6
	(c)	2025	6
	3.2	OUTLOOK	7
4	BUSINESS OVERVIEW		8
	4.1	COMPANY’S OPERATIONS AND PRINCIPAL ACTIVITIES	8
	4.2	SEASONALITY OF THE COMPANY’S BUSINESS	9
	4.3	SOURCES AND AVAILABILITY OF RAW MATERIALS AND EQUIPMENT	9
	4.4	MARKETING CHANNELS	10
	4.5	EMPLOYEES	10
	4.6	PATENTS	11
	4.7	COMPETITION	11
	4.8	GOVERNMENT AND ENVIRONMENTAL REGULATION	12
	4.9	PROPERTY, PLANT AND EQUIPMENT	12
	(a)	Facilities / Office Premises	12
	(b)	Equipment	12
	(c)	Oil and Gas Properties	13
5	RISK FACTORS		13
	5.1	GOING CONCERN	13
	5.2	RELIANCE ON KEY PERSONNEL	14
	5.3	AVAILABILITY OF AIRCRAFT	15
	5.4	DEBT SERVICE	15
	5.5	RELIANCE ON SPECIALIZED EQUIPMENT	15
	5.6	FOREIGN CURRENCY	15
	5.7	INTEREST RATE FLUCTUATIONS	16
	5.8	COMMODITY PRICES	16
	5.9	SEGREGATION OF DUTIES	16
	5.10	RELATED PARTY TRANSACTIONS	16
	5.11	RIGHTS TO SFD® TECHNOLOGY	16
	5.12	GEOLOGICAL CONDITIONS	17
	5.13	TECHNOLOGICAL IMPROVEMENT	17
	5.14	FINANCIAL STATEMENTS	17
	5.15	CYBER SECURITY	17
	5.16	ABILITY TO TRADE SHARES	18
	5.17	DILUTION	18
	5.18	INTELLECTUAL PROPERTY	19
	5.19	DEVELOPMENT, COMMERCIALIZATION, AND PROTECTION OF THE GEOTHERMAL RIGHTS	20
	5.20	FLIGHT OPERATIONS	20

	5.21	FOREIGN COUNTRIES	20
	A)	CRIMINAL ACTIVITY AND SOCIAL INSTABILITY	20
	B)	POLITICAL INSTABILITY	20
	C)	COMMERCIAL DISPUTES	21
	D)	CORRUPTION AND BRIBERY	21
	5.22	FLIGHT PERMITS	21
	5.23	CREDIT RISK	22
	5.24	TAX MATTERS	22
	5.25	OCCURRENCE OF NATURAL DISASTERS, EPIDEMICS OR OTHER EVENTS	22
	5.26	TARIFF AND TRADE RISK	23
6	DIVIDEND POLICY		23
7	CAPITAL STRUCTURE		23
	7.1	COMMON SHARES	23
	7.2	PREFERRED SHARES	24
8	MARKET FOR SECURITIES		24
9	PRIOR SALES		24
10	ESCROWED AND RESTRICTED SECURITIES		25
11	DIRECTORS AND OFFICERS		25
	11.1	CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS	29
	11.2	BOARD COMMITTEES	30
	(a)	Corporate Governance Committee	30
	(b)	Disclosure Committee	31
	(c)	Audit Committee	31
	(d)	Compensation Committee	33
	(e)	Strategic Planning Committee	33
	(ii)	Responsibilities	33
12	CONFLICTS OF INTEREST		34
	12.1	BOARD PRACTICES	34
	(a)	Expiration Dates	34
	(b)	Service Contracts	34
	(c)	Board of Directors Mandate	34
13	TRANSFER AGENT AND REGISTRAR		34
14	MATERIAL CONTRACTS		34
15	LEGAL PROCEEDINGS AND REGULATORY ACTIONS		35
16	INTERESTS OF EXPERTS		35
17	ADDITIONAL INFORMATION		35
APPENDIX “A”			36
APPENDIX “B”			40

1 ADVISORIES

Certain statements contained in this Annual Information Form (“AIF”) constitute “forward-looking information” within the meaning of applicable securities laws. These statements typically contain words such as “anticipate”, “believe”, “can”, “continue”, “could”, “would”, “should”, “estimate”, “expect”, “intend”, “seek”, “may”, “plan”, “remain”, “shall”, “will”, “target”, “foresee”, and similar words and phrases suggesting future outcomes or an outlook. Forward-looking statements in this AIF include, but are not limited to: the Company’s ability to complete and be compensated for announced SFD® surveys; the development, commercialization and protection of the SFD® (as defined below) technology for geothermal resource exploration; that the SFD® technology may reduce the need for seismic in wide-area reconnaissance; the extent to which expanding the Company’s scope of business to include exploring for both hydrocarbon and geothermal resources is anticipated to result in an expansion of its scope of revenue sources; the Company’s intention to continue providing services on a fee-for-service basis and consider vertical models; our ability to successfully advance the application of the Company’s proprietary SFD® technology within select areas of Western Canada; the Company’s ability to successfully work with Synergy and Ataraxia (each as defined herein) to develop future business in the African continent; the Company’s objective to continue to increase industry awareness of its business; the Company’s ability to use alternative strategies to reduce the volatility of US dollar liabilities; expectations regarding competition within the industries in which the Company operates; the Company’s ability to continue operating as a going concern; the Company’s ability to repay amounts outstanding under estimates related to our future financial position and liquidity including certain contractual obligations; the Company’s ability to repay the amounts owing under long-term debt; the sufficiency of aircraft and general business insurance coverage, should it be required; and general business strategies and objectives.

Such forward-looking information is based on a number of assumptions which may prove to be incorrect.  Assumptions have been made with respect to the following matters, in addition to any other assumptions identified in this AIF: our ability to market our SFD® technology and services to current and new customers; our ability to source personnel and equipment in a timely manner and at an acceptable cost; our ability to retain key personnel; our ability to obtain all permits and approvals required; expectations that there will be no changes to the business in the anticipated financial year; expectations that there will be no renegotiation or termination of any contract that will impact NXT in 2026; our ability to access to materials and equipment; our ability to protect trade secrets and intellectual property from competitors; our ability to obtain financing on acceptable terms; our ability to obtain adequate insurance; foreign currency exchange and interest rates; and general business, economic, geopolitical and market conditions (including global commodity prices).

Although NXT believes that the expectations reflected in such forward-looking information are reasonable, readers are cautioned not to place undue reliance on them as NXT can give no assurance that such expectations will prove to be correct.  Forward-looking information is based on expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by NXT and are described in the forward-looking information.  Material risks and uncertainties include, but are not limited to: the ability of management to execute its business plan; health, safety and the environment; the emergence of alternative competitive technologies; our ability to protect and maintain our intellectual property (“IP”) and rights to our SFD® technology; our reliance on a limited number of key personnel; our reliance on a single aircraft; our reliance on a limited number of clients; counterparty credit risk; tariff and trade risks; foreign currency and interest rate fluctuations; inflation; geopolitical instability; risks associated with climate change; changes in, or in the interpretation of, laws, regulations or policies; general business, economic and market conditions (including global commodity prices); and other factors described herein under the heading “Risk Factors”.

AIF for the year ended December 31, 2025

1

The forward-looking information contained in this AIF is made as of the date hereof and, except as required by applicable securities law, NXT undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

In this AIF, except as specified otherwise or unless the context requires otherwise, “we”, “us”, “our”, the “Company”, and “NXT” refer to NXT Energy Solutions Inc. and its subsidiaries.  All references to “fiscal” in connection with a year shall mean the year ended December 31.

All financial information contained herein is expressed in Canadian dollars unless otherwise stated. Our functional and reporting currency is the Canadian dollar.   All references to “dollars,” “$” and “CDN$” in this AIF are to Canadian dollars unless specific reference is made to United States dollars (“US$”).  The information in this AIF is given as of December 31, 2025 unless otherwise indicated.

2 CORPORATE STRUCTURE

2.1 Company Information

NXT Energy Solutions Inc. is a Calgary-based technology company whose proprietary airborne SFD® survey system, applied in numerous basins around the world, uses the principles of quantum mechanics to infer stress anomalies of exploration interest. The method can be used both onshore and offshore to remotely identify areas conducive to fluid entrapment in order to recommend areas with commercial hydrocarbon and/or geothermal potential. The SFD® survey system enables our clients to focus their exploration decisions concerning land commitments, data acquisition expenditures and prospect prioritization on areas with the greatest potential. SFD® is environmentally friendly and unaffected by ground security issues or difficult terrain and is the registered trademark of NXT Energy Solutions Inc. NXT Energy Solutions Inc. provides its clients with an effective and reliable method to reduce time, costs, and risks related to exploration.

We are continued under the Business Corporations Act (Alberta).  The Company was originally incorporated on September 27, 1994 in the state of Nevada and was established in Alberta pursuant to a Certificate of Continuance issued October 24, 2003 by the Registrar of Corporations of the Province of Alberta.  NXT’s Alberta Corporate Access Number is 2010730915. There have been no material amendments to our Articles of Continuance other than those filed on: (i) December 27, 2006 providing for the creation of the first series of preferred shares in the capital of the Company (“Preferred Shares”); (ii) September 19, 2008 providing for the name change from Energy Exploration Technologies Inc. to NXT Energy Solutions Inc.; and (iii) August 2, 2023 cancelling the first series of Preferred Shares and creating an unlimited quantity of Series 2 Preferred Shares. Our phone number is (403) 264-7020.  Our registered office and head office is located at Suite 302, 3320 - 17th Avenue SW, Calgary, Alberta, Canada, T3E 0E8.

We are a reporting issuer in Alberta, Ontario and British Columbia and are principally governed by the Alberta Securities Commission in accordance with the Securities Act (Alberta).  We are a foreign private issuer under United States securities laws and are subject to the regulation of the United States securities in accordance with the Securities Exchange Act of 1934, as amended.

AIF for the year ended December 31, 2025

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2.2 Intercorporate Relationships

The following table provides a list of all subsidiaries and other companies controlled by NXT:

Subsidiaries	Date and Manner of Incorporation	Authorized Share Capital	Issued and Outstanding Shares	Nature of the Business	% of each Class of Shares owned by NXT
NXT Energy USA, Inc.	October 20, 1995 by Articles of Incorporation – State of Nevada, USA	20,000,000 common shares	5,000,000 common shares	Inactive	100%
NXT Aero USA, Inc.	August 28, 2000 by Articles of Incorporation – State of Nevada, USA	1,000 common shares 4,000 Preferred Shares	100 common shares	Inactive	100%
Cascade Petroleum Inc. (Formerly Survey Services International Inc.)¹	September 6, 2011 by Articles of Incorporation – Province of Alberta	Unlimited number of common shares	100 common shares	Inactive	100%
NXT Energy Services (SFD) Inc.	December 2008 by Articles of Incorporation – Canada	Unlimited number of common shares	100 common shares	Inactive	100%
PetroCaza Exploration Inc.	May 2015 by Articles of Incorporation – Province of Alberta	Unlimited number of common and Preferred Shares	100 common shares	Inactive	100%

¹ On January 16, 2017, the name of Survey Services International Inc. was changed to “Cascade Petroleum Inc.”

3 GENERAL DEVELOPMENT OF THE BUSINESS

3.1 Three Year History

We provide our services in any region of the world where oil and gas exploration activities are conducted.  However, we choose to be strategic and focus our limited marketing and sales resources, and equipment and staff availability, on a limited number of markets.

AIF for the year ended December 31, 2025

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A summary of revenues derived in our primary geographic market segments for the last three fiscal years is below:

Year ended December 31,	2025	2024	2023
International	$16,351,286	$644,294	$2,145,716
Canada	-	-	-
Total	$16,351,286	$644,294	$2,145,716

(a) 2023

On September 5, 2023, NXT announced that it had executed a contract to provide an SFD® survey to an independent oil and gas exploration company in Türkiye. In Q1-24, NXT delivered the final SFD® survey results and performed the integration of SFD® data with the customer’s existing geological and geophysical data. The Company’s Turkish customer and one of its partners had requested NXT to add additional line kilometers to the original SFD® survey. All flight operations related to the data acquisition survey phase were completed in January 2024 and NXT’s aircraft and equipment subsequently returned to Calgary. As part of NXT’s SFD® services, recommendations with rankings are provided to the customer identifying their highest value prospects for exploration.

Given the passing of Mr. George Liszicasz, former Chairman, President and Chief Executive Officer (“CEO”) in January 2023, the board of directors of NXT (the “Board”) formally empowered a committee of the Board to assume the CEO’s duties.  The committee undertook its executive role, until Mr. Bruce G. Wilcox was appointed the interim CEO on June 21, 2023.  Mr. Wilcox became the CEO on June 3, 2024.

On May 24, 2023, the Company entered into a ten-year strategic alliance and associated financing with Synergy E&P Technologies Limited (“Synergy”), which grants Synergy an exclusive license to use, distribute, sub-license, market and sell NXT’s SFD® solutions in Africa.  In addition, on September 30, 2023, NXT extended the exclusive license to include Ataraxia Capital (“Ataraxia”), an affiliate of Synergy.

Synergy and Ataraxia, with this new arrangement, are advancing SFD® technology to address energy security and transition in the African continent for both oil and gas and geothermal sources.  Synergy, Ataraxia and NXT work closely together to train local technical teams and regulatory authorities on the patented SFD® technology.

AIF for the year ended December 31, 2025

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With the ten-year strategic alliance, Ataraxia, executed a subscription agreement (the “Ataraxia Subscription Agreement”) pursuant to which Ataraxia agreed to subscribe for an aggregate of US$2.3 million convertible debentures to be advanced in instalments of which it completed US$1,400,000 million in 2023 (the “2023 Ataraxia Debentures”).  The remainder was funded in 2024 (the “2024 Ataraxia Debentures” and, collectively with the 2023 Ataraxia Debentures, the “Ataraxia Debentures”).

The terms of the Ataraxia Debentures include an annual interest rate of 10%, paid quarterly, the right to nominate a Board member, and are payable on demand.  The Ataraxia Subscription Agreement also granted Ataraxia certain consent rights over incurring additional indebtedness and the issuance of additional equity, as well as the right to approve all nominees to the board of directors.  These rights expired on May 31, 2025 when Ataraxia converted all of its Ataraxia Debentures into common shares of NXT.

On May 31, 2023, the Company received US$1,200,000 (approximately CDN$1,631,954) of the Ataraxia Debentures, representing the first instalment under the terms of the Ataraxia Subscription Agreement.  The Company received an additional US$200,000 (approximately CDN$265,560) instalment of the Ataraxia Subscription Agreement on July 10, 2023 for a total amount of US$1,400,000 (approximately CDN$1,897,514).  The 2023 Ataraxia Debentures had a fixed conversion price of US$0.143 per common share.

The Ataraxia Debentures could have also been converted into voting Preferred Shares with an annual dividend rate of 10% paid per quarter.  The Preferred Shares were not transferable but could have been converted on a one-to-one basis into common shares. The Ataraxia Debentures were payable on demand and were secured by a general security agreement, subordinate to the long-term debt.

The proceeds from the 2023 Ataraxia Debentures were used to fund general and administrative costs including working capital, business development and marketing activities to convert NXT’s existing opportunity pipeline into firm contracts.

In November 2023, the Company announced a multi-tranche unsecured convertible debenture (the “November Debentures”). The November Debentures bore interest at 10.0% per annum, paid quarterly in arrears, and are due and payable two years after the issuance of the November Debentures.  The November Debentures were convertible into common shares of NXT at a conversion price of US$0.1808.

On November 8, 2023, the Company issued the first tranche of the November Debentures for US$1,000,000 (approximately CDN$1,378,340) to MCAPM, LP and Michael P. Mork (“Mork Capital”).  The Company appointed a representative from Mork Capital, Mr. Peter Mork, to its Board on July 15, 2024.

On December 22, 2023, the Company issued the second tranche of the November Debentures for US$150,000 (approximately CDN$199,260) which gives subscribers the right to obtain an additional 829,646 common shares in the aggregate upon the conversion of the November Debentures.

On January 12, 2024, the Company closed the final tranche of the November Debentures for an additional US$722,000 (approximately CDN$966,036).  With the final tranche, the Company issued a total of US$1,872,000 (approximately CAD$2,543,636) for the November Debentures which allowed the subscribers to obtain an aggregate of up to 10,353,982 common shares.  Insiders, which included Mork Capital, were issued November Debentures valued in the aggregate principal amount at US$1,522,000 (approximately CDN$2,076,776).

On January 12, 2024, all six Directors, as of that date, participated in the November Debentures by converting their outstanding Director fees payable as at December 31, 2023 into November Debentures valued, in the aggregate principal amount, at US$147,000 (approximately CDN$196,686). In connection with this issuance, such Directors have the right to obtain, in the aggregate, up to 813,053 common shares.

AIF for the year ended December 31, 2025

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The proceeds from the November Debentures were used for SFD® survey working capital requirements.

(b) 2024

The Company continued to focus on future revenue generation with the announcement of several SFD® survey contracts in 2024.

On September 24, 2024, the Company announced that it entered into a contract with its Strategic Alliance Partner, Synergy, to provide a second SFD® survey for an oil and gas exploration company in Africa.  NXT completed SFD® data acquisition over 14 flight days in January of 2025.  NXT’s interpretation recommendations were delivered during the second quarter of 2025.

On November 4, 2024, the Company announced that it entered into a contract to provide an SFD® survey for AL-Haj Enterprises Private Limited, a Pakistani company. Data acquisition operations were completed in December 2025.  NXT’s interpretation of the survey results and recommendations with respect to such survey are expected to commence in the first quarter of 2026.

On May 22, 2024, the Company announced that it entered into a contract to provide an SFD® survey to an independent oil and gas exploration company in Southeast Asia.  Data acquisition operations, interpretation of the survey results and recommendations with respect to such survey were completed in the third quarter of 2025.  This survey represents NXT’s entry into a new, highly active exploration region.

On August 21, 2024, the Company announced that it entered into a contract to provide a geothermal SFD® survey to Alberta Geothermal Resource Recovery Inc. (“AGRRI”).  The AGRRI survey is an important milestone in NXT’s development of the geothermal application of the Company’s SFD® technology; our first geothermal survey for a client. The value to NXT is to demonstrate the commerciality of SFD® in the geothermal domain.  The survey has been performed and results are being reviewed.

In addition to the SFD® contracts announced, NXT was awarded “Best Exploration Technology” at the 2024 Gulf Energy Information Excellence Awards, on October 9, 2024 in Houston.  The awards spotlight the energy industry’s leading innovations and thought leaders whose innovations today are enabling operators to find, produce, transport and process hydrocarbons more safely, economically, efficiently and sustainably.

In addition, NXT was named a finalist for the Energy Transition Award - Upstream category at the Annual Platts Global Energy Awards.  The Platts Global Energy Awards recognize corporate and individual innovation, leadership, and exemplary performance in 19 categories spanning the entire energy and chemicals value chain.

To fund its upcoming working capital needs NXT issued convertible debentures during 2024.  On May 31, 2024, the Company issued convertible debentures (the “2024 Debentures”) to MCAPM LP for the principal amount of US$2,000,000 (approximately CDN$2,773,660).  The 2024 Debentures bore interest at 10.0% per annum, paid quarterly in arrears, and were due and payable on May 31, 2026.  The 2024 Debentures were convertible into common shares at a conversion price of US$0.25 per common share which provides MCAPM LP with the right to obtain up to 8,000,000 common shares of the Company.

The proceeds from the 2024 Debentures were used to support the working capital needs of SFD® surveys, and other general and administrative costs including business development and marketing activities required to transform the existing pipeline of SFD® opportunities into firm contracts.

In November 2024, the Company announced that Ataraxia would fund the remaining US$900,000 per the Ataraxia Subscription Agreement.  On November 4, 2024, the Company issued a two-year term convertible debenture for US$500,000 (approximately CDN$676,995) to Ataraxia and an additional US$400,000 (approximately CDN$550,296) on November 12, 2024.  The 2024 Ataraxia Debentures had a fixed conversion price of US$0.24 per common share.  The proceeds from the 2024 Ataraxia Debentures have been used to support the working capital needs of the SFD® surveys in Africa.

(c) 2025

During 2025 the Company executed on three SFD® contracts, acquired the remaining SFD® rights and technology, and improved its financial position by generating positive operating cash flows from the SFD® surveys, completing a private placement and having 100% convertible debenture holders convert to common shares by January 5, 2026.

AIF for the year ended December 31, 2025

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Commercial

In Q1-25 and Q2-NXT has completed SFD® data acquisition and interpretation for an oil and gas exploration company in Africa, through Synergy.

On May 1, 2025 NXT announced that it has entered into a new contract with Synergy to provide an additional SFD® survey in Africa.  Data acquisition operations for this SFD® contract are expected to commence by Q3-26, NXT received the first milestone payment for this SFD® survey in Q1-26.

On May 22, 2024, the Company announced that it entered a contract to provide an SFD® survey to an independent oil and gas exploration company in Southeast Asia.  Interpretation of the survey results and recommendations with respect to this survey were completed in July 2025.

On December 4, 2025, the Company announced that it successfully completed the data acquisition phase in Pakistan for its SFD® survey with AL-Haj Enterprises Private Limited (the “AL-Haj SFD® Survey”).  NXT’s interpretations and recommendations are expected to be delivered to the customer by the end of Q2-2026.

Advance Application of SFD® Technology in Canada

On November 24, 2025, the Company received a US$2,000,000 strategic investment by way of a private placement of common shares to its largest shareholder Mork Capital to advance the application of the Company’s proprietary SFD® technology within select areas of Western Canada. Mork Capital was issued 7,050,500 common shares of the Company at a price of CAD$0.40 per share for total gross proceeds of approximately US$2,000,000 (the “Private Placement”).  The Private Placement proceeds are providing NXT with enhanced balance sheet flexibility to accelerate widespread usage of SFD® data in Canada while preserving its core business model as a technology and service provider.

As part of this process, the Company engaged Baycrest Energy Ltd. to assist in evaluating strategic pathways related to this initiative. The Company believes this initiative represents a meaningful opportunity to unlock shareholder value from NXT’s extensive proprietary SFD® data library, which includes more than 50,000 line-kilometers of airborne geophysical data in the Western Canadian sedimentary basin.

Convertible Debenture Conversions

On May 29, 2025, Ataraxia converted all its debentures, totaling US$2,300,000, into 13,540,208 common shares of the Corporation.  On June 26, 2025, Mork Capital converted all their debentures, totaling US$3,375,000, into 15,605,088 common shares of the Company.   On September 23, 2025, US$49,000 of the November Debentures were converted into 271,017 common shares of NXT.  During December 2025, US$677,000 of November Debentures were converted into 2,228,979 common shares of NXT.

The remaining US$45,000 of convertible debentures were converted into 248,893 common shares of NXT on January 5, 2026.  As of January 5, 2026, 100% of all convertible debentures issued by NXT since 2023 were converted in common shares.

Acquisition of Remaining SFD® Technology and Rights

On December 23, 2025, NXT acquired remaining SFD® rights for all present and future applications, sensor uses, and geophysical targets using SFD®, and as a result has full ownership of the SFD® technology.  As a result of this transaction, NXT now holds full ownership of the SFD® technology across all present and future applications, sensor uses, and geophysical targets, including, but not limited to mineral systems and other strategic subsurface resources.

3.2 Outlook

In 2026, NXT intends to continue its business model of providing SFD® surveys on a fee-for-service basis and advance the application of the Company’s proprietary SFD® technology within select areas of Western Canada to accelerate widespread usage of SFD® data in Canada while preserving its core business model as a technology and service provider.  The Company believes this initiative represents a meaningful opportunity to unlock shareholder value from NXT’s extensive proprietary SFD® data library, which includes more than 50,000 line-kilometers of airborne geophysical data in the Western Canadian sedimentary basin.

 AIF for the year ended December 31, 2025

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4 BUSINESS OVERVIEW

4.1 Company’s Operations and Principal Activities

We utilize our proprietary, airborne SFD® survey system to provide a unique exploration service for the oil and gas and geothermal exploration industries.  NXT provides a rapid and cost-effective method for our clients to evaluate large land areas for their exploration potential.  NXT’s principal markets have been in South America, Africa, the Middle East and Asia.

The underlying technology employed by our SFD® survey system was invented by Mr. George Liszicasz, our former Chairman, CEO, and President.  The technology was initially licensed to the Company by Mr. Liszicasz until December 31, 2006 through a series of consecutive license agreements.  On December 31, 2006, NXT obtained the rights to the technology from Mr. Liszicasz pursuant to the terms of a Technology Transfer Agreement (the “TTA”).

Upon execution of the TTA, Mr. Liszicasz transferred to NXT all his rights and entitlements to the SFD® technology for use in the field of hydrocarbon exploration.

SFD® technology for the purposes of the TTA is defined as the principles of quantum physics and engineering, which are utilized in the operation of stress field detectors used by NXT for the reception, collection and recording of subsurface geological stresses for hydrocarbon exploration.

SFD® sensors remotely respond to gravity perturbations that are associated with subsurface density and stress regimes that are meaningful for hydrocarbon and geothermal exploration.  These responses are captured as raw data that, when interpreted, can provide a qualitative method to detect the presence of geological features such as structures, faults, fractures and reefs that are often associated with fluid accumulations and transport.  The SFD® technology can be deployed over any terrain in onshore, offshore and near-shore environments and has been used both for prospect level exploration and as a reconnaissance tool in frontier and under-explored areas. The SFD® survey system has been demonstrated to quickly focus exploration resources, offering the benefit of reducing the risk, time and expenses associated with the upstream cycle.  As part of NXT’s SFD® services, recommendations with rankings are provided to the customer, which helps prioritize their highest value prospects for exploration.

Following completion of the aerial surveys, we deliver our clients a detailed report and maps of the surveyed area that identifies, ranks and recommends areas with SFD® indications of reservoir potential.

In 2006, we commenced our current business model and began providing SFD® survey services to clients on a fee-for-service basis.  In accordance with this model, we have not invested either directly or indirectly in exploration or development wells or engaged in other exploration or production activities.  Our current business model minimizes our capital requirements, thereby conserving cash, and minimizes any perceived or real conflicts between the interests of NXT and its survey clients.

AIF for the year ended December 31, 2025

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NXT’s primary business model is to earn revenues by conducting SFD® surveys for clients on a fee-for-service basis.  Secondly, we may be able to negotiate to earn revenue from gross overriding royalty income and/or other incentive fees from clients should they generate production on areas recommended by SFD® surveys.  Finally, in the future, we may earn a fee by providing other related geological and geophysical integration services to clients.

We also continue to utilize high-quality local sales representatives with key knowledge of their respective areas, potential clients and the exploration potential of a region allowing us to cover larger areas and more clients with minimum fixed costs.  Our sales representatives continue to pursue SFD® opportunities in numerous regions.  To ensure our sales representatives follow industry best practices, each representative is required to annually certify they adhere to NXT’s Code of Conduct & Business Ethics.

NXT has been effective in positioning the SFD® method as an established geophysical tool for oil and gas exploration following the successful completion of projects in Canada, the United States, Columbia, Argentina, Bolivia, Mexico, Pakistan, Africa and Türkiye. Our efforts have been supported with the publication of technical papers, creation of project case studies and the development of a strong list of references and recommendation letters.  In addition, NXT has now been granted patents or received patent allowance in forty-seven separate countries.

Our overall objective remains to continue to increase industry awareness and appreciation of the value of our SFD® survey system and our strategy to achieve this includes maximizing client endorsement opportunities (such as through joint case studies) and targeting the most appropriate markets (i.e. where SFD® provides the maximum benefits).  This can be summarized as “Frequency, Adjacency, and Repeatability.” Our specific tactics include:

1.	focusing the majority of sales resources on high profile primary markets with national oil companies that offer maximum opportunities for success;

2.	building upon success in this initial market, and step out to other markets in Latin America, the Middle East, Africa and South Asia;

3.

pursuing expressions of interest from qualified potential client “bluebirds” from all other locations in the world. The bluebird model is defined as an opportunity that arises, not from deliberate targeted sales initiatives, but in response to unsolicited client enquiries;

4.

continuing to conduct pilot surveys to expand our knowledge base and provide documentation to support the use of SFD® in new applications. Each new application opens more market opportunities and provides valuable case studies to support our sales initiatives; and

5.

responding to opportunities to present at technical conferences, publish papers in periodicals and generally maximize our opportunities to educate the industry on SFD® capabilities and document case study successes.

As we continue to progress and grow our project pipeline on a fee-for-survey-projects basis, we remain optimistic given our progress during 2025.  We conduct our operations in line with the Company's HS&E policies and safety management systems.

As NXT has three signed contracts at the date of this AIF, there is currently no one contract upon which NXT’s business is substantially dependent; and NXT does not expect any aspect of its business in 2026 to be impacted by a renegotiation or termination of any contract.

4.2 Seasonality of the Company’s Business

There is no seasonality to our business. However, NXT has a cyclical business, as revenue activity is dependent upon the level of capital investment in exploratory drilling in the oil and gas industry.

4.3 Sources and Availability of Raw Materials and Equipment

We do not foresee any constraints upon materials or equipment that will impede our ability to execute our business plan or affect our ability to conduct and/or expand our business.  Our main direct project input costs are aircraft operating costs and data interpretation staff.

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In order to conduct our survey operations, we require the following:

•

Survey aircraft – Air Partners Corp. (“Air Partners”), a Calgary-based air-charter operator, provides crew and maintenance services for our survey operations worldwide. In December 2015, we acquired a 1997 Cessna Citation Ultra 560 jet aircraft, from Air Partners, which was previously made available to NXT to charter. In April, 2017, NXT completed a sale and leaseback agreement of its aircraft with a Calgary-based international aircraft services organization. On March 22, 2024 the Company extended its Aircraft lease for three years, until March 28, 2027 (the “Aircraft Lease”). The Aircraft Lease was converted to a capital lease and the Company will own the aircraft at the end of the lease. We currently rely on Air Partners to manage and operate the aircraft which we use for our SFD® survey operations.

•

SFD® sensors – All of our current 35 survey sensors were manufactured in-house. Certain machining is required by third-party machine shops, with final assembly performed by our technical staff. The sensors, once assembled, require flight testing prior to being considered acceptable for operational use. Not all sensors meet the performance criteria for operational use; however, we have demonstrated our ability to manufacture new functional SFD® sensors.

•

SFD® assembly – The units in which the sensors are housed in are custom-designed, fabricated and assembled in-house or through subcontracted vendors. We utilize the services of Transport Canada approved Design Approval Representatives to prepare subsequent type certificates (“STC”) for the installation of our SFD® units in each aircraft that we utilize for surveys. The time to obtain an STC approval for the installation of our SFD® units into any proposed aircraft type may require several months.

•

Computer hardware and software (Data Acquisition System, SFD® Signal Conditioning Unit, and data interpretation software) – The Data Acquisition System and software was developed by in-house personnel and is being utilized on SFD® surveys (“Data Acquisition System”). The hardware we use in our SFD® survey systems (other than the SFD® unit), and the balance of the computer software we use, are all readily available from retail or wholesale sources.

We are not dependent upon any other third-party contract manufacturers or suppliers to satisfy our technology requirements.

4.4 Marketing Channels

We largely use direct sales methods with use of independent commissioned sales representatives in international markets.

4.5 Employees

As of the fiscal year ended December 31, 2025 we had a total of 12 employees.  NXT has no employees that are members of a labor union.  The following summarizes the number of employees and independent contractors by main job function as at December 31, 2025:

Function	Employees	Contractors	Total
Senior management team	2	-	2
Finance and administration	2	-	2
Operations and technical development	8	-	8
Total	12	-	12

 AIF for the year ended December 31, 2025

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Eleven of the above noted staff are based in Canada; our CEO is based in New York City, New York, USA.  The eight operations and technical development staff include one research scientist holding a Ph.D., two geoscientists, three engineers, a logistics and safety professional, and an information technology professional.  We periodically engage other technical and administrative contract personnel as required on a project basis.

4.6 Patents

In May 2012, we commenced a “provisional” patent application process in the United States and formally filed an SFD® technology patent on May 22, 2013, which was subsequently published on November 28, 2013.  We intend to continue expanding the process with additional formal patent applications in the future.  We understand that our right to patent the SFD® technology is not compromised by our ongoing commercial use of the technology, as the components of the SFD® technology have never been disclosed to third parties (except under very limited and confidential terms) or released in any manner into the public domain.

In 2017, NXT expanded and protected its IP (including patenting and new research and development initiatives).  Squire Patton Boggs LLP, a United States-based leader in IP protection, has been advising NXT on its IP strategy, including the prior filing of an initial United States provisional patent application in May 2012.  In November 2014, NXT filed a related patent amendment submission in the United States and since undertaken new patent applications in select strategic international markets.

NXT has been granted SFD® patents in India (July 2021), Russia (January 2017), Japan (July 2017), Canada (August 2017), Mexico (September 2017), the United States (two patents were granted in November 2017 and September 2018, respectively), China (April 2018), and in the European Union (January 2020).  In total, NXT has obtained SFD® patents in forty-seven jurisdictions.  These patents protect our proprietary SFD® technology and serve as independent third-party recognition of our technological invention in terms of practical applicability, conceptual novelty, and knowledge advancement.

4.7 Competition

Our SFD® airborne survey service is based upon a proprietary technology, which is capable of remotely identifying, from a survey aircraft, subsurface anomalies associated with potential hydrocarbon traps with a resolution that we believe is technically superior to other airborne survey systems.  To our knowledge there is no other company employing technology comparable to our SFD® survey system for oil and natural gas exploration.

Seismic is the standard technology used by the oil and gas industry to image subsurface structures.  It is our view that the SFD® survey system is highly complementary to seismic analysis.  Our system may reduce the need for seismic in wide‑area reconnaissance but will not replace the role of seismic in verifying structure, closure and selecting drilling locations.  The seismic industry is competitive with many international and regional service providers.

The SFD® system can be used as a focusing tool for seismic.  With an SFD® survey, a large tract (that is, a tract over 5,000 square kilometers) of land can be evaluated quickly to identify locations with indications of reservoir potential.  Seismic surveys, although effective in identifying these locations, are much more expensive, require significantly more time and impose a much greater negative impact on local communities and the environment.  An SFD® survey deployed first can provide necessary information to target a seismic program over a limited area of locations selected by SFD®.  This approach can result in a more effective seismic program as compared to traditional seismic surveying, and can reduce the overall cost, time, community resistance and environmental impact required to locate and qualify a prospect.

 AIF for the year ended December 31, 2025

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The industry uses other technologies for wide area oil and natural gas reconnaissance exploration, such as aeromagnetic and gravity surveys.  These systems can provide regional geological information, such as basement depth, sedimentary thickness and major faulting and structural development; however, these other airborne techniques are not as suitable for identifying areas with reservoir potential as the SFD® system.

4.8 Government and Environmental Regulation

The operation of our business, namely conducting aerial SFD® surveys and interpreting SFD® data, is not subject to material governmental or environmental regulation in Canada or the United States with the exception of flight rules issued by Transport Canada and the Federal Aviation Authority governing the use of commercial aircrafts, including rules relating to low altitude flights.  The requirements in other countries vary greatly and may require permits and/or provide other restrictions to conducting flight operations in the country that may restrict our ability to perform SFD® surveys as freely as in Canada and the United States.

SFD® surveys in other countries must often comply with three requirements not encountered in Canada and the United States.  These requirements usually include, but are not limited to:

i)	customs obligations and bonds related to the importation and exportation of the aircraft into the country;

ii)	obtaining permits from the local aviation authority; and

iii)	obtaining permits from the country’s Air Force.

NXT has successfully operated in several different countries in accordance with these requirements.

With our past experience in Canada, the United States, Türkiye, Nigeria, Bolivia, Mexico, Colombia and other countries, we do not anticipate any unusual government controls or regulations that might significantly prevent timely completion of SFD® surveys.  However, we may encounter unforeseen government regulations or restrictions in other countries that may impair or restrict our ability to conduct surveys, which could limit our ability to earn revenue or potentially expose us to forfeiture of performance bonds.

4.9 Property, Plant and Equipment

(a) Facilities / Office Premises

NXT leases 7,300 square feet of office premises at 3320 – 17th Avenue SW in Calgary, Alberta, Canada. The lease expires in September 2030.

(b) Equipment

Our SFD® technology is comprised of three main components, as detailed in the first three items below, which we collectively refer to as our SFD® survey system. This system is generally stored at our Calgary office facility unless deployed during survey operations. When deployed, this equipment travels with the aircraft or is stored in a locked facility at the survey location when not in use. In addition, there is extensive interpretation equipment located in Calgary.  The main categories of equipment we use are:

 AIF for the year ended December 31, 2025

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•

Stress Field Detector – The stress field detector, or SFD® system, including a unit which houses the SFD® sensors, is the principal component of our technology.  The SFD® sensors respond to fine-scale perturbations in the gravitational field caused by changes in subsurface density and stress distribution. These responses are transformed through electromechanical transduction into electronic digital signals as the output. The SFD® method has proven highly effective at identifying potential hydrocarbon traps in a wide variety of geological settings onshore and offshore. Airborne SFD® surveys are currently conducted utilizing an array of 22 SFD® sensors, consisting of six primary, eight secondary and eight research and development sensors, allowing multiple independent SFD® signals to be acquired at all points of a designed survey.

•

SFD® Signal Conditioning Unit – This self-contained unit contains electronic circuits and high-capacity batteries for powering the sensors and for stabilizing and conditioning electronic signals. All sensor output is directly connected to this unit and after signal conditioning is completed, all output is forwarded to the computer system.

•

Data Acquisition System – This is used in conjunction with the SFD® sensor array on surveys. Our Data Acquisition System is a compact, portable computer system which concurrently acquires the electronic digital signals from the SFD® sensor array and other pertinent client data, including the GPS location information of the data.

•

Interpretation Theatre – Once returned to our base of operations, the SFD® data collected is processed and converted into a format that can be used by our interpretation staff using systems consisting of generally off-the-shelf computer equipment, high-definition monitors, projectors and screens. This equipment is generally permanently set up at our Calgary office facility.  A remote SFD® data interpretation theatre is available and may be deployed during survey operations and would be set up in a facility at the survey client’s city.

(c) Oil and Gas Properties

We have minor historical interests in a limited number of acreage holdings of undeveloped lands in western Canada. These assets are not a material asset and have been written off in our financial statements.  We are not affected by any significant environmental concerns, nor is there any planned significant capital additions contemplated.

5 RISK FACTORS

Investing in our common shares involves a high degree of risk. In addition to the other information included in this AIF, you should carefully consider the risks described below before purchasing our common shares. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our common shares could decline, and you might lose all or part of your investment.

5.1 Going Concern

NXT continues to make progress toward realizing widespread commercialization of its SFD® technology. The Company’s ability to generate cash flow from operations will depend on its ability to service its existing clients and develop new clients for its SFD® services.  Management recognizes that the commercialization phase can last for several years, and that it can have significant economic dependence on a small number of clients, which can have a material effect on the Company’s operating results and financial position.  During 2025 the Company realized positive operating cash flow.

The events described in the following paragraphs highlight that there continues to be material uncertainties that cast substantial doubt about NXT’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements have been issued.  The Company’s current cash position is not expected to be sufficient to meet the Company’s obligations and planned operations for a year beyond the date that the Consolidated Financial Statements have been issued.

 AIF for the year ended December 31, 2025

13

During 2024 the Company completed an SFD® survey and had received deposits on three other SFD® surveys planned to be executed in 2025 (the “2025 SFD® Surveys”).   As of the date of these financial statements, the Company has finished one of those SFD® surveys and the interpretation phase of two of the 2025 SFD® Surveys.  In addition, during 2023 and 2024 the Company completed convertible debenture financings which resulted in raising additional net proceeds of approximately US$6,172,000 of which US$6,127,000 of the original proceeds have been converted to common shares at December 31, 2025.

The Company continues to develop its pipeline of opportunities to secure additional revenue contracts.  The Company’s longer-term success remains dependent upon its ability to convert these revenue opportunities into successful contracts, to continue to attract new client projects, expand its revenue base to a level sufficient to exceed fixed operating costs, and generate consistent positive cash flow from operations.  The occurrence and timing of these events cannot be predicted with certainty.

Further financing options that may or may not be available to the Company include the issuance of new equity, debentures or bank credit facilities.  The need for any of these options will be dependent on the timing of securing additional SFD® related revenues and obtaining financing on terms that are acceptable to both the Company and the financier.

The Consolidated Financial Statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate.  If the going concern basis was not appropriate for these Consolidated Financial Statements, then adjustments would be necessary in the carrying value of the assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. These adjustments could be material.

5.2 Reliance on Key Personnel

We rely on a limited number of key personnel who collectively possess the knowledge and skills to conduct SFD® surveys and interpret SFD® data as required to meet contract obligations.  Additional or replacement personnel may not be found and trained quickly.  The loss of any of these key persons or increased demand for our services from clients could impair our ability to meet contract obligations, thereby adversely impacting our reputation and our ability to earn future revenue from clients.

The Company’s future success depends, to a significant extent, on the continued service of its key technical and management personnel and on our ability to continue to attract and retain qualified employees.  The loss of the services of our employees or a failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.  We do not have “key person” insurance on any of our personnel.

We depend on key staff members that are involved in the SFD® data interpretation process and to continue to enhance our technology.  We are working to minimize dependency on key personnel.    Currently, a total of four persons, two of whom are highly experienced, are trained to interpret SFD® signals.  A process of formal documentation of the ongoing research and development of the sensor technology, the acquisition/survey methodologies, and the processing and interpretation work flows is ongoing and will be part of the management systems.

 AIF for the year ended December 31, 2025

14

Within the Province of Alberta, the skilled personnel that we require may periodically be in short supply and there is specialized training required that can take several months in order for a new employee to become effective.  If we cannot hire these key personnel, we have inadequate time to train them or should we lose current personnel, then our ability to accept contracts or meet contract commitments may be adversely affected, thereby restricting our ability to earn revenue.

5.3 Availability of Aircraft

On March 22, 2024, the Company converted its Aircraft Lease into a three-year finance lease.  The Company will own the aircraft at the end of the lease.  Terms of the extension include a principle of US$1,210,000, an interest rate of 12%, and monthly payments of US$40,189.  The Company has an early purchase option to acquire the aircraft on any of the following remaining dates, March 28, 2026 or September 28, 2026.  The purchase price would be the amortized value of the lease liability, plus a four-month interest penalty.

When the aircraft is not needed for use by NXT, we seek to earn charter hire reimbursements from the aircraft through Air Partners.

In the event that NXT’s aircraft is not available (due to damage, a need for extensive repairs, or other unforeseen events) to conduct survey projects, there is a risk that suitable alternative aircraft may not be available on a timely basis from other charter operators when needed.  This inability to conduct survey operations could have a material adverse effect on the Company’s business, financial condition and results of operations.

5.4 Debt Service

NXT has financed a portion of its operations through debt and leases.  Amounts paid in respect of interest and principal on debt incurred by NXT may impair NXT’s ability to satisfy its other obligations. All of NXT’s debt is fixed rate.  The lender has been provided with security over substantially all of the assets of NXT.  If NXT becomes unable to pay its debt service charges or otherwise commits an event of default such as bankruptcy, a lender may be able to foreclose on or sell the assets of NXT.

5.5 Reliance on Specialized Equipment

NXT relies on specialized data acquisition equipment, including a limited number of SFD® sensor devices, to conduct our aerial SFD® survey operations.  We would be at risk if these survey sensors were to become damaged, destroyed, worn out, stolen or in any way became unavailable for use in operations prior to us creating and testing additional sensors.  Should the sensors become unavailable for any reason, our ability to conduct surveys could be delayed for several months as we built new sensors.  During this period, we may become unable to satisfy contractual obligations, which may jeopardize future revenue opportunities and may potentially result in a client drawing on a contract performance bond posted by the Company or otherwise making claims against the Company for breach of contract.  In addition, an inability to satisfy contractual obligations may have an adverse effect on our developing reputation within the oil and gas community.  NXT mitigates this risk by researching new designs, constructing additional SFD® sensor devices and obtaining replacement cost insurance on each SFD® sensor.

5.6 Foreign Currency

NXT is exposed to foreign exchange risk because of holding foreign denominated financial instruments.  Any unrealized foreign exchange gains and losses arising on such holdings are reflected in earnings at the end of each period.  The Company does not currently enter into hedging contracts but instead uses alternative strategies to reduce the volatility of US dollar liabilities including holding excess US dollars before converting to CDN dollars.

 AIF for the year ended December 31, 2025

15

Changes in currency exchange rates could have an adverse effect on the Company’s business, financial condition and results of operations.

5.7 Interest Rate Fluctuations

We periodically invest available cash in short term investments that generate interest income that will be affected by any change in interest rates.  The Company’s long-term debt interest is fixed at 4% until 2031 Any new debt financing could result in a significantly different interest rate.

5.8 Commodity Prices

NXT’s customer base is in the oil and natural gas exploration industry, which is exposed to risks of volatility in oil and natural gas commodity prices.   As such, demand for our services and prospective revenues may become adversely impacted by fluctuations in oil and natural gas prices.  The impact of price changes on our ability to enter into SFD® survey contracts cannot be readily determined at this time.  However, in general, if commodity prices decline significantly, our opportunity to obtain and execute SFD® survey contracts may also likely decline, at least in the short term.  Therefore, NXT focuses on national oil companies as they have a long-term strategic view and are not as affected by short-term oil fluctuations.

5.9 Segregation of Duties

Due to our current limited staff, certain duties that are most appropriately segregated between different employees are assigned to one individual.

Standard internal control methodology involves the separation of incompatible functions by assigning these functions to separate individuals and in larger organizations to separate departments.  We often cannot allocate these functions to separate individuals because our administrative staff is limited.

Although we have adopted alternative control methods designed to mitigate for the reduced ability to separate incompatible functions, these alternative controls may not operate at the same level of precision and there is more than a remote likelihood that our internal control over financial reporting will not prevent or detect material misstatements if they should exist in our financial statements.  This lack of separation of duties exposes us to potential misappropriation of funds, embezzlement and other forms of fraud and could have a material adverse effect on our business, financial condition and results of operations.

5.10 Related Party Transactions

We may periodically enter into related party transactions. One member of NXT’s Board is a partner at the law firm Norton Rose Fulbright Canada LLP, which provides legal services to NXT.  Another member of the Board was a board member of Pana Holdings Mauritius, the parent company of Ataraxia until May 1, 2025.  A third member of the Board is an employee of Mork Capital, which held two-year term convertible debentures until June 26, 2025.

Although we publicly disclose all related party transactions and manage potential conflicts of interest through mandated adherence to our Code of Conduct & Business Ethics and the maintenance of a strong independent Board, all related party transactions have the potential for conflicts of interest that may compromise the ability of Board members to exercise their fiduciary responsibility to the Company.

5.11 Rights to SFD® Technology

A risk exists that an unknown party may claim some legal entitlement to our IP, our rights to commercialize this IP, or our right to create SFD® devices and processes.  However, we believe that such a claim would be without merit.

 AIF for the year ended December 31, 2025

16

The SFD® technology is an essential component of our business plan.  If a third party challenged our lawful entitlement to this technology, the legal defense of our right to the technology may be expensive and could cause a loss of our right to the SFD® technology, or a protracted legal process to assert our right to the technology would have a material adverse effect on the Company’s business, financial condition and results of operations.

5.12 Geological Conditions

SFD® surveys have not been tested over all potential geological conditions.  Some geological conditions may subsequently be proven to be unsuited for SFD® surveys, thereby creating unforeseen limitations to the application of SFD® surveys.

Any limitation to the application of SFD® surveys has the potential of restricting future revenue opportunities and if not properly disclosed to industry clients, such limitations may impact the reputation of the Company with these clients.

5.13 Technological Improvement

Unless we pursue ongoing technological improvement and development, we may be unable to respond to changes in customer requirements or new competitive technologies.

We must continue to refine and develop our SFD® survey system to make it scalable for growth and to respond to potential future competitive pressures.  These improvements require substantial time and resources.  Furthermore, even if resources are available, there can be no assurance that the Company will be commercially or technically successful in enhancing the technology.  If we are unable to keep pace with new technologies, evolving industry standards and demands, that could have a material adverse effect on our business, financial condition and results of operations.

5.14 Financial Statements

In preparing these Consolidated Financial Statements, NXT is required to make estimates and assumptions that affect both the amount and timing of recording assets, liabilities, revenues and expenses since the determination of these items may be dependent on future events. The Company uses the most current information available and exercises careful judgment in making these estimates and assumptions. In the opinion of management, these Consolidated Financial Statements have been properly prepared within reasonable limits of materiality and within the framework of the Company’s significant accounting policies.  The estimates and assumptions used are based upon management's best estimate as at the date of the Consolidated Financial Statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period when determined. Actual results may differ from those estimates.

The estimates and assumptions are reviewed periodically and are based upon the best information available to management; however, we cannot provide assurance that future events will not prove that these estimates and assumptions are inaccurate.  Any revisions to our estimates and assumptions may have a material impact on our future reported net income or loss and assets and liabilities.

5.15 Cyber Security

Our ability to manage our operations successfully is critical to our success. Our business relies on our ability to electronically gather, compile, process, store and distribute data and other information. Unintended interruptions or failures resulting from computer and telecommunications failures, equipment or software malfunction, power outages, catastrophic events, security breaches (such as unauthorized access by hackers), social engineering schemes, unauthorized access, errors in usage by our employees, computer viruses, ransomware or malware, and other events could harm our business.

 AIF for the year ended December 31, 2025

17

We have undertaken efforts and other steps to enhance our data security infrastructure.  Any security breach or failure in our computer equipment, systems or data could result in the interruption of our business operations and adversely impact our financial results.

5.16 Ability to Trade Shares

There is no certainty that an investor can trade our common shares on public markets at a stable market price.  The Company has historically had a limited public market for our common shares on the TSX and the United States OTCQB Venture Market (the “OTCQB”) and there is a risk that a broader or more active public trading market for our common shares will not develop or be sustained, or that current trading levels will not be sustained.

The market price for the common shares on the exchanges where our common shares are listed has been, and we anticipate will continue to be, very volatile and subject to significant price and volume fluctuations in response to a variety of external and internal factors.  This is especially true with respect to emerging companies such as ours.  Examples of external factors, which can generally be described as factors that are unrelated to the operating performance or financial condition of any particular company, include changes in interest rates and worldwide economic and market conditions, as well as changes in industry conditions, such as changes in oil and natural gas prices, oil and natural gas inventory levels, regulatory and environment rules, and announcements of technology innovations or new products by other companies.  Examples of internal factors, which can generally be described as factors that are directly related to our consolidated financial condition or results of operations, would include release of reports by securities analysts and announcements we may make from time to time relative to our operating performance, clients’ exploration results, financing, advances in technology or other business developments.

Because we have a limited history of profitability to date, the market price for the common shares is more volatile than that of a seasoned issuer.  Changes in the market price of the common shares, for example, may have no connection with our operating results or the quality of services provided to clients.  No predictions or projections can be made as to what the prevailing market price for the common shares will be at any time, or as to what effect, if any, that the sale of common shares or the availability of common shares for sale at any time will have on the prevailing market price.  Given the relatively low historic trading volumes, small trades of common shares can adversely and potentially dramatically affect the market prices for those shares. Accordingly, investors in our common shares should anticipate both a volatile stock price and poor liquidity unless these conditions change.

5.17 Dilution

Our right to issue additional securities at any time could have an adverse effect on a shareholder’s proportionate ownership.

We are authorized under our Articles of Continuance to issue an unlimited number of common shares and an unlimited number of Preferred Shares. We may issue common shares and Preferred Shares under such circumstances and in such manner and at such times, prices, amounts and purposes as our Board may, in its discretion, determine to be necessary and appropriate, subject to compliance with all applicable exchange regulations and corporate and securities laws.  Any such issue of common shares or Preferred Shares would dilute the proportionate ownership of the current holders of those securities.

 AIF for the year ended December 31, 2025

18

5.18 Intellectual Property

We may not be able to protect our trade secrets and IP from competitors who would use this knowledge to eliminate or reduce our technological advantage.

Our success and future revenue growth will depend, in part, on our ability to protect our IP.  We have implemented an IP strategy process to obtain patents related to the SFD® technology, while also utilizing “trade secrets” protection of the proprietary nature of our technology as applicable.

Initiatives to expand and protect our IP (including patenting and new research and development initiatives) have been successful.  Squire Patton Boggs LLP, a United States-based leader in IP protection, has been advising NXT on our IP strategy, including the prior filing of an initial United States provisional patent application in May 2012.  In November 2014, NXT filed a related patent amendment submission in the United States and since that time undertook patent applications in select strategic international markets.

SFD® patents have been granted in Bazil (February 2022), India (July 2021), Russia (January 2017), Japan (July 2017), Canada (August 2017), Mexico (September 2017), the United States (two patents were granted in November 2017 and September 2018, respectively), China (April 2018), and in Europe  (January 2020).  The total number countries granting our patents is forty-seven.  The patents serve an important purpose of protecting our proprietary SFD® technology.  The patents also serve as multiple independent third-party recognitions of the technological invention in terms of practical applicability, conceptual novelty, and knowledge advancement.

The patent protection application process requires disclosure of at least some aspects of our SFD® technology to third parties and ultimately public disclosure.  This disclosure could significantly increase the risk of unlawful use of our technology by third parties.  Furthermore, we have no assurance that, even with patent protection, a patent could be registered to protect our IP in all or any jurisdictions within North America or other countries throughout the world.  If registered, there can be no assurance that it would be sufficiently broad to protect our technology or that any potential patent would not be challenged, invalidated or circumvented or that any right granted thereunder would provide meaningful protection or a competitive advantage to us.  Finally, protection afforded by patents is limited by the financial resources available to legally defend IP rights.  We currently do not possess the required financial resources to fund a lengthy defense of our rights if challenged by a much larger competitor or oil and gas company.

We enjoy common and contract law protection of our technology and trade secrets.  Employees and contractors are governed by confidentiality agreements as well as a fiduciary responsibility to protect our technology, supporting documentation and other proprietary information.

Our strongest protection of the SFD® technology comes from restricting access to knowledge concerning the technology.  Only a very limited number of NXT personnel have access to or knowledge of the underlying SFD® technology and no one employee has access or knowledge of all aspects of the SFD® system.  Currently, no third party has any significant knowledge of the technology.

The Company reassesses the appropriateness of its IP protection strategy on an ongoing basis and seeks advice from IP advisors as necessary.

It is possible that a third party will copy or otherwise obtain and use the Company’s technology without authorization, develop a similar technology independently or design around the Company’s secrets.  Accordingly, there can be no assurance that the steps taken by the Company to prevent misappropriation or infringement of our IP will be successful.

An inability to protect our IP would make it possible for competitors to offer similar products and services that could have a material adverse effect on our business, financial condition and results of operations.

 AIF for the year ended December 31, 2025

19

5.19 Development, Commercialization, and Protection of the Geothermal Rights

With the acquisition of the Geothermal Rights, the Company will continue to refine and develop the SFD® survey system to commercialize the Geothermal Rights. This development requires substantial time and resources, and continued government assistance is not guaranteed.  Furthermore, even if resources are available, there can be no assurance that the Company will be commercially or technically successful in enhancing the technology. If we are unable to develop and commercialize the geothermal applications of SFD® technologies, or adapt to evolving industry standards and demands, these could have a material adverse effect on our business, financial condition, and results of operations.

5.20 Flight Operations

We experience operational hazards in our flight operations that may subject us to potential claims in the event that an incident or accident occurs.  The flight operations of SFD® surveys are subject to the hazards associated with general flight operations.  An aircraft accident may cause personal injury and loss of life, as well as severe damage to and destruction of property or the SFD® sensors and related equipment.

Independent third parties provide all the services required to maintain and operate the aircraft and they mitigate the primary risks of flight operations.  These services are provided by an organization accredited by Transport Canada to operate aircraft in accordance with Transport Canada’s approved and audited operating procedures.  The aircraft operator employs the required pilots, aircraft maintenance engineers, support personnel and ensures that they operate within their Transport Canada operating certificate.  Our employees do not perform any airworthiness or flight safety operations.

We require the flight contractor to maintain appropriate insurance coverage for the risks associated with aircraft operations and we obtain insurance coverage to provide us with additional risk protection.  In addition, we maintain general business insurance coverage and believe that this insurance and the policy limits are appropriate for the operational risks that we incur.

Despite our policy to not operate the aircraft directly and our insurance coverage, we cannot avoid or alternatively be insured for all risks of flight operations.  In the event of an incident or accident, we may be sued by injured parties in excess of our policy limits or for damages that are not covered by our insurance policy.  The magnitude of a lawsuit of this nature is not determinable.  Furthermore, to the extent that our SFD® equipment is damaged, we may be unable to conduct SFD® surveys for several months following an accident.

5.21 Foreign Countries

We conduct operations in foreign countries, which exposes us to several risks that may have a material adverse effect on the Company.

a) Criminal Activity and Social Instability

We operate in foreign countries that can experience significant social upheaval and criminal activity. Systemic criminal activity in a country or isolated criminal acts may disrupt operations, impact our ability to earn revenue, dramatically add to our cost of operations or potentially prevent us from earning any survey revenue in a country.

b) Political Instability

Any changes in regulations or shifts in political attitudes are beyond the control of the Company and may adversely affect our business.  Exploration may be affected in varying degrees by government regulations, which have the effect of restricting exploration and production activities.  These changes may adversely impact the laws and policies governing price controls, export controls, foreign exchange controls, income taxes, expropriation of property, environmental legislation, site safety or other areas.

 AIF for the year ended December 31, 2025

20

Currently, there are no restrictions (other than the payment of local withholding taxes) on the repatriation back to Canada of our earnings in foreign countries in which we have operated, such as Nigeria; however, there can be no assurance that significant restrictions on repatriation to Canada of earnings will not be imposed in the future.

Our operations may also be adversely affected by changes in laws and policies in Canada impacting foreign travel and immigration, foreign trade, taxation and investment.

c) Commercial Disputes

While operating in a foreign country, we are subjected to local commercial laws which often involve executing contracts in a foreign language.  Although every effort is made to ensure we have access to an accurate English translation, misunderstandings and potential disputes between parties may arise.

In the event of a dispute arising in connection with our foreign operations for any reason, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of Canada or enforcing Canadian judgments in such other jurisdictions.  We may also be hindered or prevented from enforcing our rights with respect to a government instrumentality because of the doctrine of sovereign immunity.

Accordingly, these risk factors have the potential of adversely reducing the level of survey revenue from our clients, our ability to operate effectively or our ability to be paid for our services and may have a material adverse effect on our financial position.

Where possible, NXT utilizes risk mitigation products offered by entities such as Export Development Canada (“EDC”).  EDC financial products include insurance coverage of contract accounts receivable, guarantee support for contract performance bonds, and wrongful call insurance for such bonds.

d) Corruption and Bribery

Foreign markets may be susceptible to a higher risk of corruption and bribery.  All of NXT’s employees, contractors, and independent sales agents are required to adhere to the Company’s Code of Conduct & Business Ethics, which prohibits illegal activities, including any acts of bribery or corruption.  NXT conducts appropriate due diligence on all of its sales representatives and distributors and requires them to complete annual certifications that they adhere to the Company’s Anti-Bribery and Anti-Corruption Policy.

5.22 Flight Permits

We rely upon the right to conduct airborne surveys in foreign countries. These foreign operations expose us to the risks that we will be prevented from conducting surveys when requested by clients.

The operation of our business, namely conducting aerial SFD® surveys and interpreting SFD® data, is not subject to material governmental or environmental regulation in Canada and the United States with the exception of flight rules issued by Transport Canada and the Federal Aviation Administration governing the use of commercial aircraft, including rules relating to low altitude flights.  The requirements in other countries vary greatly and may require permits and/or provide other restrictions to conducting flight operations in the country that may restrict our ability to perform SFD® surveys.

 AIF for the year ended December 31, 2025

21

For example, in South American countries in which we have operated, such as Colombia and Bolivia, SFD® surveys must comply with additional requirements not encountered in Canada and the United States, including customs obligations and bonds related to the importation and exportation of the aircraft into the country, obtaining permits from the local aviation authority, and obtaining permits from the local Air Force.  We have successfully operated in South America, Africa, Türkiye, and other global regions in accordance with these typical requirements.

Based on our North America and international experience to date, we do not anticipate any government controls or regulations that will prevent timely completion of SFD® surveys.  However, we may encounter government restrictions in other countries that may impact or restrict our ability to conduct surveys.

If we encounter government regulation and restrictions that impact or prevent us from conducting surveys in any country, then we will not be able to earn revenue in the country and we may be exposed to forfeiting any performance bonds which may have been issued.

5.23 Credit Risk

Credit risk arises from the potential that the Company may incur a loss if counterparty to a financial instrument fails to meet its obligation in accordance with agreed terms. The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. The carrying value of cash and cash equivalents, short-term investments, and accounts receivable reflects management’s assessment of credit risk.  On December 31, 2024, cash and cash equivalents included balances in bank accounts placed with financial institutions with investment grade credit ratings.  The Company manages accounts receivable credit risk by requiring advance payments before entering into certain contract milestones and when possible, accounts receivable insurance.

5.24 Tax Matters

The Company and its subsidiaries are subject to income, value added and other taxes in Canada, the United States and numerous foreign jurisdictions. Changes in tax laws or interpretations thereof or tax rates in the jurisdictions in which the Company or its subsidiaries do business could adversely affect the Company’s results from operations, returns to shareholders, and cash flow. Our effective tax rates could also be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. While management believes the Company and its subsidiaries are in compliance with current prevailing tax laws and requirements, one or more taxing jurisdictions could seek to impose incremental or new taxes on the Company or its subsidiaries or the Company or its subsidiaries could be subject to assessment, reassessment, audit, investigation, inquiry or judicial or administrative proceedings by any such taxing jurisdiction. The timing or impacts of any such assessment, reassessment, audit, investigation, inquiry or judicial or administrative proceedings or any future changes in tax laws, including the impacts of proposed regulations, cannot be predicted. Any adverse tax developments, including legislative changes, judicial holdings or administrative interpretations, could have a material and adverse effect on the results of operations, financial condition and cash flows of the Company.

5.25 Occurrence of Natural Disasters, Epidemics or Other Events

Our business could be materially and adversely affected by natural disasters, such as fires or floods, the outbreak of a widespread health epidemic or pandemic, or other events, such as wars, including the military conflicts, acts of terrorism, power shortages or communication interruptions. The occurrence of a disaster or similar event could materially disrupt our business and operations. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our net sales could be materially reduced to the extent that a natural disaster, health epidemic or other major event harms the economies of the countries in which we operate. As such, the outbreak of hostilities between Russia and Ukraine could result in more widespread conflict and could have a severe adverse effect on the surrounding regions and the related markets, and on our business, financial condition and results of operations. The duration of the conflicts and related events and whether they escalate further cannot be predicted. Our operations could also be severely disrupted if our customers, partners and other third-party providers or other participants were affected by natural disasters, health epidemics, or other major events, such as wars and military conflicts.

 AIF for the year ended December 31, 2025

22

5.26 Tariff and Trade Risk

Ongoing geopolitical tensions may lead to trade restrictions or tariffs that may impact NXT’s business.  In February 2025, American President Donald Trump, imposed tariffs on Canadian products imported to the US, including oil and gas imports and operating and aircraft supplies. Tariffs may disrupt trade, increase energy costs, and strain United States and Canadian relations.  Depending on responses from Canada and the rest of the international community, trade tensions may exacerbate and could potentially escalate into a broader trade war, further impacting the economy and destabilizing markets – including the oil and natural gas market. Trade restrictions and tariffs may also increase volatility in, or have an adverse impact on, exchange rates and interest rates. Such occurrences may materially affect NXT’s business, cashflows and financial position.

We caution that the factors referred to above and those referred to as part of particular forward-looking statements may not be exhaustive and that new risk factors emerge from time to time in our rapidly changing business environment.

6 DIVIDEND POLICY

We have never paid any cash dividends on our common shares and we do not anticipate that we will pay any dividends in the foreseeable future.  Our current business plan is to retain any future earnings to finance the expansion of our business.  Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our consolidated financial condition, results of operations, capital requirements and other factors as our Board may deem relevant at that time.

7 CAPITAL STRUCTURE

7.1 Common Shares

The Company is authorized to issue an unlimited number of common shares. There were 118,596,228 common shares outstanding as at December 31, 2025, and there are 119,461,425 fully paid and non-assessable common shares issued and outstanding as of March 31, 2026. The holders of common shares are entitled to dividends (subject to any prior rights of the holders of Preferred Shares) if, and when declared by the Board.

The holders of common shares are entitled to one vote per share at any meeting of the shareholders of the Company and to receive in the event of liquidation or dissolution (subject to any prior rights of the holders of Preferred Shares), all assets of the Company as are distributable to the holders of shares.

The complete description of the rights, privileges, restrictions and conditions of the common shares is included in our Articles of Continuance, a copy of which is available through the Company’s issuer profile on SEDAR+ at www.sedarplus.ca.

 AIF for the year ended December 31, 2025

23

7.2 Preferred Shares

The Company is authorized to issue an unlimited number of Preferred Shares, issuable in series.  The Board may by resolution fix before issuance, the designation, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series, subject to shareholder approval.  The Preferred Shares are entitled to preference over the common shares with respect to the payment of dividends, if any, and in the event of liquidation, dissolution or winding-up of the Company.  As of March 31, 2026, there are no Preferred Shares outstanding.

As of May 29, 2025, the Series 2 Preferred Shares terms are no longer valid with the conversion of the Ataraxia Debentures into common shares of NXT.  Therefore, the Board is planning to ask shareholders to cancel the Series 2 Preferred Shares at the 2026 Annual and Special Meeting of shareholders.

The complete description of the rights, privileges, restrictions and conditions of the Preferred Shares is included in our Articles of Continuance, a copy of which is available through the Company’s issuer profile on SEDAR+ at www.sedarplus.ca.

8 MARKET FOR SECURITIES

The following tables set forth the price history of the common shares listed on the OTCQB in the United States and on the TSX in Canada.

	TSX			OTCQB
Month Ended	High	Low	Volume	High	Low	Volume
	(CDN$)	(CDN$)		(US$)	(US$)
December 31, 2025	$0.365	$0.270	94,832	$0.276	$0.197	162,624
November 30, 2025	$0.475	$0.300	195,904	$0.315	$0.189	336,371
October 31, 2025	$0.560	$0.400	131,375	$0.410	$0.300	216,932
September 30, 2025	$0.720	$0.500	293,710	$0.507	$0.358	38,676
August 31, 2025	$0.930	$0.680	860,865	$0.673	$0.493	198,455
July 31, 2025	$0.890	$0.560	629,748	$0.650	$0.425	195,283
June 30, 2025	$0.640	$0.460	711,974	$0.470	$0.340	419,484
May 31, 2025	$0.700	$0.250	869,580	$0.501	$0.202	817,800
April 30, 2025	$0.270	$0.210	313,811	$0.211	$0.150	209,924
March 31, 2025	$0.350	$0.230	571,767	$0.250	$0.160	654,793
February 28, 2025	$0.300	$0.185	178,144	$0.190	$0.136	526,145
January 31, 2025	$0.590	$0.150	724,808	$0.400	$0.095	1,956,364

9 PRIOR SALES

During the most recently completed financial year, and up to the date hereof, the Company did not issue any securities that were not listed on an exchange or marketplace.

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10 ESCROWED AND RESTRICTED SECURITIES

There are no securities held in escrow and no securities subject to a contractual restriction on transfer.

11 DIRECTORS AND OFFICERS

Our Articles of Continuance provide the Board shall be comprised of a minimum of one member and a maximum of 15 members.  At present, our Board is comprised of eight members.

Our Directors are elected by our shareholders at each annual meeting of shareholders and hold the position either until the next annual shareholders’ meeting, the date of their resignation or until a successor is appointed.

The following sets forth information, including directorships in other reporting issuers, as of March 31, 2026, for our Directors, and executive officer:

PETER MORK HEALDSBURG, CALIFORNIA, USA Director since July 2024

Mr. Mork, has served as a Portfolio Manager at Mork Capital Management, LLC in Healdsburg, California since 2021, and in similar roles over the last two decades, drawing on investment sector expertise. Previously, he led Institutional Sales & Research at La Jolla Economics in San Diego. He is a Chartered Financial Analyst (CFA) charter holder and earned a Bachelor’s degree in Business/Economics from the University of California, Santa Barbara.

Mr. Mork is chair of the Compensation Committee and a member of the Strategic Planning Committee.

THEODORE PATSELLIS ATHENS, HELLENIC REPUBLIC Director since June 2023

Mr. Patsellis is a Greek attorney admitted to the Athens Bar Association since 1996, a Greek Ministry of Justice certified Mediator and the Owner of a boutique Law firm since 2013. He holds a Bachelor Degree from the National and Kapodistrian University of Athens - Law Faculty and an LL.M. degree from the Ludwig-Maximilian University of Munich. Having worked for many years with Ernst & Young, Hill International Inc. and other renowned law firms, Mr. Patsellis has acquired extensive experience working in diversified environments and a variety of business cultures. With a strong German background and the experience of having lived and worked in Germany, Greece, Serbia and Romania as a lawyer and tax professional, he was able to lead various teams of professionals involved in large business transactions in the South-East European region. His expertise spans across M&A, Corporate & Transaction Law, Local and International taxation, Corporate Governance and Compliance. His industry knowledge ranges from the Telecommunications and Energy sectors to the Retail, Hospitality and Consumer Products, Pharmaceuticals, Marketing Services and Real Estate. He is currently sitting on the Board of Directors of NXT Energy Solutions in Canada and Vivid Living Co. S.A. in Greece. In addition, he is acting as legal representative of Oliver Marketing LTD in Greece since 2018. As of November 2025, he has also been appointed as liquidator of Pepper Hellas Asset Management Solutions S.A.

Mr. Patsellis is a member of the Audit Committee and the Strategic Planning Committee.

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CHARLES SELBY CALGARY, ALBERTA, CANADA Chairman since June 2024 Director since January 2006

Mr. Selby obtained a Bachelor of Science (Hons.) degree in Chemical Engineering from Queen’s University, a Juris Doctorate degree from the University of Calgary, and was a registered Professional Engineer and lawyer in the Province of Alberta. Since 2017 he has been President and Director of Caledonian Midstream Corporation, a company that has natural gas and oil production together with a sour natural gas plant and infrastructure in the Alberta foothills and is also the CEO and a director of Wildcat Royalty Corporation.  Mr. Selby served as Vice President of Pengrowth Corporation for almost 20 years participating in the growth of that entity to an enterprise value of more than $4 billion.  He previously practiced law for two large Canadian law firms, specializing in securities and international transactions primarily in the energy business.  As a professional engineer. Mr. Selby worked for Chevron in Canada, the US and Saudi Arabia.  He has also served as a director and/or officer of a number of reporting issuers in the oil and natural gas industry including Arakis Energy Corp., with operations in the Sudan.

Mr. Selby is the Chairman of NXT.  He is also Chair of the Audit and Disclosure Committees and a member of the Strategic Planning and Compensation Committee.

GERRY SHEEHAN DUBLIN, IRELAND Director since July 2021

Mr. Sheehan has worked continuously in international oil and gas exploration, development, and production for over 40 years. He has broad technical and business development experience in Africa, South Asia and Europe.

Mr. Sheehan began his career in 1982 as a geophysicist working with the British National Oil Corporation (“BNOC”), after privatization becoming Britoil plc. He evaluated acreages in the United Kingdom, Dutch, Danish, Irish and Norwegian sectors. In 1986, he transferred to the BNOC Houston office as a technical auditor. He was later seconded to the Global Basin Evaluation Team, focusing on Africa and Asia.

In 1987, Mr. Sheehan joined the fledgling oil company Tullow Oil plc. as part of the founding technical team. The company was successful in Senegal on a World Bank-sponsored gas to power project. New acreage was secured in the UK onshore, Pakistan, Syria and Yemen, with follow-on successful exploration and field development projects.

From 1992 to 1998, Mr. Sheehan held the position of Chief Geophysicist. The company operated in South Asia culminating in the discovery and development of the one trillion cubic feet-sized Bangora gas field in Bangladesh on behalf of Texaco and Chevron. His project team also deployed a successful re-development of the offshore Espoir field in Cote d’Ivoire, West Africa, with partners Canadian Natural Resources Limited and Addax Petroleum.

From 1998 to 2006, he held the post of International Exploration Manager, this role also encompassed a business development responsibility. This was a time of rapid growth and expansion in the company with new assets acquired in West Africa, North Africa, Central and Eastern Europe and South Asia. In 2004, Mr. Sheehan led the technical due-diligence team on the corporate acquisition of Energy Africa plc. The enlarged company rapidly expanded its footprint in Africa with notable oil exploration successes in Ghana and Uganda, both countries now seen as significant oil countries.

In 2007, Mr. Sheehan founded a private company, Blackstairs Energy. The company acquired oil field rehabilitation projects in Romania, and exploration acreage in Armenia and Senegal. The company also undertook technical and commercial asset evaluations on behalf of third parties.

In 2014, Mr. Sheehan was a founder of T5 Oil & Gas, a private London-based oil and gas company. T5 is a licence partner in a portfolio of assets in Gabon, comprising offshore oil production and a suite of un-developed oil and gas fields, both offshore and onshore, now being advanced to development.  He has been continuously employed by T5 Oil & Gas since 2014.

Mr. Sheehan holds a Bachelor of Science degree in Geology and a Master of Science in Applied Geophysics, both obtained from the National University of Ireland. He is a Fellow of the Geological Society (FGS, elected 2009) and is an active member of the American Association of Petroleum Geologists (AAPG, 1986) and the Society of Exploration Geophysicists (SEG, 1996).

Mr. Sheehan is the chair of the Strategic Planning Committee and a member of the Governance Committee.

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JEFFREY TILSON SEAL BEACH, CALIFORNIA, USA Director since December 2024

Mr. Tilson is a Fee-Only Investment Advisor and the President of JST Investment Consulting, a Seal Beach-based firm he founded in 2011. With over two decades of experience in financial advising, Mr. Tilson is dedicated to providing clients with personalized, transparent, and fiduciary-focused investment strategies.

Previously, Mr. Tilson spent 10 years as a financial advisor with Ameriprise Financial Services, where he co-managed and serviced approximately US$220 million in client investment assets. Recognizing an opportunity to offer a higher level of service on a more cost-effective platform, he established JST Investment Consulting as a referral-only firm that prioritizes client success over sales-driven models.

Mr. Tilson holds a double major in Finance, Real Estate and Law, and Management Information Systems from California State University, Long Beach. He also holds professional designations from the College for Financial Planning, including:

• Chartered Retirement Planning Counselor (CRPC)

• Accredited Asset Management Specialist (AAMS)

• Accredited Wealth Management Advisor (AWMA)

Mr. Tilson maintains memberships in industry organizations, including:

• National Association of Personal Financial Advisors (NAPFA)

• Fee-Only Network

• Professional Fiduciary Association of California (PFAC)

• Association of Financial Educators (AFE)

Mr. Tilson has held leadership roles in nonprofit organizations, including:

• President of Friends of the Child Development Center, an organization supporting early childhood education and development programs.

• President of Business Networking International (BNI).

Mr. Tilson is a member of the Audit Committee.

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THOMAS E. VALENTINE CALGARY, ALBERTA, CANADA Director since November 2007 Corporate Secretary since April 2014

Mr. Valentine is a Partner at Norton Rose Fulbright Canada LLP, where he has practiced law, both as a barrister and a solicitor, since being admitted to the Law Society of Alberta in 1987. He is a member of the firm’s Energy and Infrastructure practice group and is involved in energy-related matters in Canada and throughout the Middle East, Africa, Asia and South America. He holds a Bachelor of Arts degree from the University of British Columbia, a Bachelor of Laws degree from Dalhousie University, and a Master of Laws degree from the London School of Economics.

Over the past twenty years, Mr. Valentine has delivered lectures and held workshops around the globe on a wide range of international oil and gas law topics in locations such as Afghanistan, Mozambique, Uruguay, Argentina, Singapore, Dubai, Doha, London, Amsterdam and South Korea.

Mr. Valentine is Corporate Secretary of Touchstone Exploration Inc., and formerly was a director of two other Canadian public companies, Calvalley Petroleum Inc. (to May 2015) and Veraz Petroleum Ltd. (to December 2012).

Mr. Valentine is the Chair of the Governance Committee and a member of the Compensation Committee.

BRUCE G. WILCOX NEW YORK, NEW YORK, USA Chief Executive Officer since June 2024; Interim Chief Executive Officer June 2023 to June 2024; and Director since June 2015

Mr. Wilcox has had a long career as an investment company CEO, analyst and portfolio manager. He spent most of his career with Cumberland Associates, LLC, a New York equity fund, from 1986 through retirement in 2010, progressing from analyst/portfolio manager to partner (1989), and Chairman of the Management Committee (1997). Mr. Wilcox specialized in Cumberland’s investments in the energy industry (exploration and production and service companies), with an emphasis on value and long- term holdings. During his tenure, the fund’s assets under management ranged from US$0.7 billion to $1.5 billion.

From 1984 to 1986, Mr. Wilcox was with Central National-Gottesman, Inc. as an analyst and portfolio manager on a team responsible for a $500 million listed equity portfolio.

Mr. Wilcox was CEO of E Street Management, LLC from 2016 through 2020, which managed a long/short equity fund of funds.

From January 2011 to present he has also been one of three managing members of Xiling Fund III, LLC, part of a series of private equity funds (US$100+ million) which invests in museum-quality Imperial Chinese porcelains, archaic bronzes and ink paintings.

Mr. Wilcox obtained a Bachelor of Arts (Honors) in Modern Chinese from the University of California, Santa Barbara (1977); and a Master of International Management from the American Graduate School of International Management in Phoenix (1980, now a part of Arizona State University).

Mr. Wilcox is a member of several boards, including the Teachers College of Columbia University (2003 to date, including serving as the Chair of the Investment Committee for that entire period), the University of California Santa Barbara Foundation (2003 to date, including as former Chair of the Board of Trustees, Investment and Finance Committees), and was a Trustee (2001 to May 2023) of the Manhattan Institute For Policy Research, a leading urban, state, and national policy institution, which works on matters such as energy policy.

Mr. Wilcox is a member of the Disclosure Committee.

EUGENE WOYCHYSHYN CALGARY, ALBERTA, CANADA Chief Financial Officer since December 2018; President since November 2025; and Director since July 2024

Mr. Woychyshyn brings to NXT over 30 years of leadership experience in multiple industries and worldwide regions including North America, Europe and Asia.  Mr. Woychyshyn has extensive hands-on experience and accomplishments in mergers and acquisitions, organizational restructuring, purchasing, treasury, financial reporting and control, compliance, human resource management and tax planning.  In almost ten years as an expatriate with assignments in Norway, China, the United States and Southeast Asia, Mr. Woychyshyn developed international business competencies.

Mr. Woychyshyn originally served as a consultant to NXT from November 2017 to November 2018, providing controllership services.  From 2015 to 2017 he was the Chief Financial Officer of Imaging Dynamics Company Limited.

Mr. Woychyshyn is a Chartered Professional Accountant, CA, who holds a Bachelor of Commerce (Hons) degree from the University of Manitoba and a Masters of Business Administration degree from St. Joseph’s University, Philadelphia PA.

Mr. Woychyshyn is a member of the Disclosure Committee.

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As of March 31, 2025, the Directors and officers of NXT, as a group, beneficially owned or controlled or directed, directly or indirectly, 11,613,285 common shares or approximately 9.7% of the issued and outstanding common shares.

11.1 Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the directors or executive officers is, or has been in the last ten years, a director, CEO or chief financial officer of any company, including NXT, except as noted below that: (i) was subject to a cease trade order or order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in that capacity; or (ii) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation after the proposed director ceased to be a director, CEO or chief financial officer and which resulted from an event that occurred while that person was acting in such a capacity.

None of the directors or executive officers is, or has been in the last ten years, a director or executive officer of any company, including NXT, that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of the directors or executive officers has, within the last ten years, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold their assets.

Charlies Selby was a board member of Montana Exploration Corp. ("MEC") when it was issued a cease trade order by the Alberta Securities Commission on May 4, 2018 against MEC for failing to file its annual audited financial statements, annual management's discussion and analysis and certification of annual filings within the required time period.  MEC ceased operations in June 2021.

Messrs. Mork, Patsellis, Selby, Sheehan, Tilson and Valentine are considered “independent” within the meaning of Canadian securities law.

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11.2 Board Committees

(a) Corporate Governance Committee

The Company and the Board recognize the importance of corporate governance to the effective management of the Company and to its shareholders. The Company’s approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of the Company are effectively managed so as to enhance shareholder value. The mandate of the Corporate Governance Committee is posted on the Company’s website and may be viewed at www.nxtenergy.com. Investors may also request a copy be mailed to them by writing to our offices at Suite 302, 3320 – 17th Avenue SW Calgary, Alberta, Canada, T3E 0B4.

The Board and management endorse the need to establish forward-looking governance policies and to continuously evaluate and modify them to ensure their effectiveness.

(i) Composition

Mr. Valentine (Chair), Mr. Sheehan and Mr. Mork are members of the Corporate Governance Committee. All members of the Corporate Governance Committee are independent.

(ii) Responsibilities

The Corporate Governance Committee’s duties, as outlined in its charter, are to deal with the Company’s approach to corporate governance and the promotion of compliance with industry and regulatory standards. The Corporate Governance Committee is responsible for overseeing and assessing the functioning of the Board and the committees of the Board and for the development, recommendation to the Board, implementation and assessment of effective corporate governance principles and guidelines. The Corporate Governance Committee’s responsibilities also include identifying new candidates for appointment as directors and recommending that the Board select qualified director candidates for election at the next annual meeting of shareholders.

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(b) Disclosure Committee

(i) Composition

The Disclosure Committee currently consists of Mr. Wilcox and Mr. Selby and Mr. Woychyshyn.

(ii) Responsibilities

The Disclosure Committee’s duties are to ensure that the Company provides timely, accurate and balanced disclosure of all material information about the Company and to provide fair and equal access to such information. All news releases, including but not limited to releases of material information, are managed by the Disclosure Committee. If the information has been determined by the Disclosure Committee to be material, news releases will be prepared, reviewed and then disseminated through a news-wire service that provides simultaneous service to widespread news services and financial media. Additionally, the Disclosure Committee is responsible for ensuring public disclosure through filing these news releases on SEDAR+, EDGAR, and our website.

(c) Audit Committee

(i) Composition

The Audit Committee consists of Messrs. Selby (Chair), Tilson, and Patsellis. All members of the Audit Committee are independent within the meaning of National Instrument 52-110 – Audit Committees, and each member is financially literate. The Audit Committee Charter is attached in Appendix “A”. All members of the Audit Committee have an educational background and experience that provides them with the knowledge and ability to understand accounting policies and related financial reporting and disclosure issues, in order to fulfill their duties and responsibilities as a member of the Audit Committee.

(A) Charles Selby

Mr. Selby is both a lawyer and professional engineer, with past legal experience specializing in securities and corporate finance matters. He has served on the board or in senior management roles with a number of private firms as well as reporting issuers in the oil and natural gas industry. Mr. Selby has previously served on the audit committees of Alta Canada Energy Corp. and served as the audit committee chairman for Idaho Natural Resources Corp. (formerly Bridge Resources Corp.).

(B) Jeffrey Tilson

Mr. Tilson spent 10 years as a financial advisor with Ameriprise Financial Services and currently owns, where he co-managed and serviced approximately US$220 million in client investment assets. He currently runs his referral-only firm, JST Investment Consulting, that he established.  He holds a double major in Finance, Real Estate & Law, and Management Information Systems from California State University, Long Beach and holds professional designations from the College for Financial Planning, including:

•	Chartered Retirement Planning Counselor (CRPC)
•	Accredited Asset Management Specialist (AAMS)
•	Accredited Wealth Management Advisor (AWMA)

Mr. Tilson maintains active memberships in industry organizations, including:

•	National Association of Personal Financial Advisors (NAPFA)
•	Fee-Only Network
•	Professional Fiduciary Association of California (PFAC)
•	Association of Financial Educators (AFE)

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(C) Theodore Patsellis

Mr. Patsellis obtained a Bachelor’s Degree from the National and Kapodistrian University of Athens - Law Faculty and an LL.M. degree from the Ludwig-Maximilian University of Munich. His expertise comprises mergers and acquisitions, corporate and transactional law, local and international taxation, corporate governance and compliance. He has acquired experience working in diversified environments and a variety of business cultures as a lawyer and tax professional. He led a team of professionals involved in large business transactions in the South-East European region.

(ii) Oversight

The Board has adopted all recommendations by the Audit Committee with respect to the nomination and compensation of the external auditor.

(iii) Pre-Approval Policies and Procedures

The Audit Committee has adopted a formal policy requiring the pre-approval of all audit and non-audit related services to be provided by the Company’s principal auditor prior to the commencement of the engagement, subject to the following:

•

the Audit Committee will review annually a list of audit, audit related, recurring tax and other non-audit services and recommend pre-approval of those services for the upcoming year. Any additional requests will be addressed on a case-by-case specific engagement basis;

•

for engagements not on the pre-approved list, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve individual non-audit service engagements with expected costs of up to $50,000 (annual aggregate total) subject to reporting to the Audit Committee, at its next scheduled meeting; and

•

for engagements not on the pre-approved list and with expected costs greater than $50,000 (annual aggregate total), the entire Audit Committee must approve this service, generally at its next scheduled meeting.

(iv) Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table sets forth the aggregate audit fees, audit-related fees, tax fees, and all other fees of our principal accountants (MNP LLP) and all other fees billed for products and services provided by our principal accountants for the fiscal years ended December 31, 2025, and 2024.

	2025	2024
Audit fees1.	$271,245	$260,010
Tax fees	-	-
Other fees	-	-
Total fees	271,245	260,010

1. Includes fees related to reviews of each of the Company’s unaudited interim, 3-month quarterly filing period.

Our Audit Committee nominates and engages our independent auditors to audit our financial statements and also requires management to obtain the Audit Committee’s approval on a case-by-case basis before engaging our independent auditors to provide any audit or permitted non-audit services to the Company or any of our subsidiaries.  All fees shown have been pre-approved by the Audit Committee.

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(v) Auditor

MNP LLP has been the auditor of the Company as of the fiscal year ended December 31, 2023.

(d) Compensation Committee

(i) Composition

Messrs. Mork (Chair), Selby and Valentine are the current members of the Compensation Committee. All members are independent within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices and have extensive direct financial and legal experience which is relevant to fulfilling their responsibilities related to executive compensation. Mr. Selby has approximately 30 years of experience in advising a Canadian company on compensation issues and has served on the compensation committees of the board of directors of other reporting issuers. Mr. Valentine has served on the compensation committee of two public companies, and has dealt with compensation and employment law issues for 30 years.  In his career as a portfolio manager, Mr. Mork has advised on and analyzed compensation plans for public companies.  In addition, he has gained relevant human resource experience serving on various boards.

(ii) Responsibilities

The Compensation Committee’s duties, as outlined in its charter, are to deal with the assessment of management and succession to key positions and compensation within the Company. The Compensation Committee shall assist the Board in discharging the Board’s oversight responsibilities relating to the compensation and retention of key senior management employees, and in particular the CEO, with the skills and expertise needed to enable the Company to achieve its goals and strategies at fair and competitive compensation and appropriate performance incentives. In discharging its responsibilities, the Compensation Committee will report and, where appropriate make recommendations to the Board in respect of the matters identified in its charter.

The charter of the Compensation Committee is posted on the Company’s website and may viewed at www.nxtenergy.com. Investors may also request a copy be mailed to them by writing to our offices at Suite 302, 3320 – 17th Avenue SW, Calgary, Alberta, Canada, T3E 0B4.

(e) Strategic Planning Committee

(i) Composition

Messrs. Sheehan (Chair), Selby, and Patsellis are the current members of the Strategic Planning Committee. All members of the Strategic Planning Committee are independent within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices.

(ii) Responsibilities

The Strategic Planning Committee’s duties are to set out the long-term goals of the Company and to take an active role in the development and execution of plans to achieve those goals. The Committee participates in establishing priority areas of Company business, assessment of strategic initiatives from Company senior executives with regard to development and implementation control of the Company strategy and business area specific strategies of the Company. The Strategic Planning Committee also makes recommendations regarding the overall organization and management structure including areas where management needs to be strengthened, reviewing the organizational job descriptions and requirements and procedures for coordination of organizational management and Board resources. The Strategic Planning Committee is actively involved in the Company’s strategic planning process and reviews all materials relating to the strategic plan with management. The Board is responsible for reviewing and approving the strategic plan. At least one Board meeting each year is centered on discussing and considering the strategic plan, which takes into account the risks and opportunities of the business. Management must seek the Board’s approval for any transaction that would have a significant impact on the strategic plan.

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12 CONFLICTS OF INTEREST

Potential material conflicts of interest with directors, officers and insiders are discussed in sections 3.1, 5.9 and 5.10 of this AIF, which include related party transactions and segregation of duties.

12.1 Board Practices

(a) Expiration Dates

No director or member of our administrative, or supervisory bodies has an expiration date for their current term of office. Directors are elected by shareholders at the annual meeting of shareholders and hold the position either until the next annual shareholders’ meeting or until a successor is appointed. The period during which each individual has served as a director is set out in the table under “Directors and Officers”.

(b) Service Contracts

No non-executive directors have service contracts with the Company or any of its subsidiaries that provide benefits upon termination.

(c) Board of Directors Mandate

The principal role of the Board is stewardship of the Company through the creation of shareholder value, including the protection and enhancement of the value of its assets, as the fundamental objective.  The stewardship responsibility means that the Board oversees the general operation of the business and management, which is responsible for the day-to-day conduct of the business.  The Board must assess and ensure systems are in place to manage the risks of the Company’s business with the objective of preserving the Company’s assets.  The Board, through the CEO, sets the attitude and disposition of the Company towards compliance with applicable laws, environmental, safety and health policies, financial practices and reporting.  In addition to its primary accountability to shareholders, the Board is also accountable to employees, government authorities, other stakeholders and the public.  The mandate of the Board is attached as Appendix “B”.

13 TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Computershare Trust Company of Canada, located in Calgary, Alberta, Canada at #800, 324 - 8th Avenue SW, Calgary, AB T2P 2Z2, www.computershare.com.

14 MATERIAL CONTRACTS

On May 31, 2023, the Company and Ataraxia entered into an Investor Rights Agreement (the “Investor Rights Agreement”) pursuant to which Ataraxia has been granted the right: (i) to nominate one person for election or appointment as a director of the Company; (ii) to have one representative of Ataraxia attend the Company’s Board meetings as an observer (except any portion of a Board meeting where the Company’s relationship with Ataraxia is to be a subject of discussion); (iii) to purchase up to its pro rata portion (calculated on a fully diluted basis) of any securities offered by the Company, subject to certain limitations set forth in the Investor Rights Agreement; and (iv) receive certain information regarding the Company, including annual and quarterly financial statements, annual budgets, the capitalization tables, and access to its premises upon reasonable notification. In each case, Ataraxia will retain the rights set forth in the Investor Rights Agreement for so long as Ataraxia holds common shares representing at least 5% of the outstanding common shares of the Company. Ataraxia currently owns 13,540,208 common shares. This represents approximately 11.3% of the issued and outstanding common shares as of the date of this AIF.

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The Investor Rights Agreement is publicly available under the Company’s profile on SEDAR+ at www.sedarplus.ca.

15 LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company was not party to, and its property was not the subject of, any legal proceedings during the year ended December 31, 2025, and no settlement agreements were entered into before a court relating to securities legislation or with a securities regulatory authority during the period. Furthermore, to the best of our knowledge, there are no legal or regulatory proceedings existing or pending which have had or may have significant effects on the Company’s financial position or profitability, and no such proceedings are pending or known to be contemplated by governmental or regulatory authorities.

16 INTERESTS OF EXPERTS

MNP LLP are the auditors of the Company and have confirmed with respect to the Company that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations, and also that they are independent accountants with respect to the Company under all relevant United States professional and regulatory standards.

17 ADDITIONAL INFORMATION

The Company’s consolidated financial statements are stated in Canadian dollars and are prepared in accordance with United States generally accepted accounting principles.  Additional financial information relating to NXT can be found in the Company’s financial statements, MD&A, and on SEDAR+ at www.sedarplus.ca.

Additional information, including directors’ and officers’ remuneration, principal holders of NXT’s securities, and options to purchase securities, is included in the information circular for NXT’s most recent annual meeting of shareholders that involves the election of directors.  Additional financial information is contained in NXT’s audited consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2025, which is available on NXT’s website at www.nxtenergy.com and on SEDAR+ at www.sedarplus.ca.

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APPENDIX “A”

AUDIT COMMITTEE CHARTER

INTRODUCTION

This charter (the “Charter”) has been adopted to govern the composition, mandate, responsibilities and authority of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of NXT Energy Solutions Inc. (the “Company”).

COMPOSITION AND PROCEDURES

1.

The Committee shall be appointed by the Board and shall be composed of three directors, with at least two of whom being “independent” as required by the Business Corporations Act (Alberta) (the “Act”).

2.	The Board will appoint the chair of the Committee.

3.

Quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.

4.	Meetings of the Committee shall be conducted as follows:

(a)

the Committee shall meet, in person or by teleconference, at least four times annually at such times and locations as may be requested by the chair of the Committee. Notice of meetings to the members shall be the same as set out in the by-laws of the Company for meetings of the Board. The Auditors or any member of the Committee may request a meeting of the Committee; and

(b)	management representatives may be invited to attend meetings (except private sessions with the Auditors as defined below).

PRIMARY RESPONSIBILITIES OF THE COMMITTEE

The primary responsibilities of the Committee are:

1.	To recommend to the Board:

(a)

the external auditor (the “Auditors”) to be nominated for appointment by the shareholders of the Company for the purpose of preparing or issuing the Auditor’s report or performing other audit, review or attest services for the Company; and

(b)	the compensation of the Auditors.

2.

To oversee the work of the Auditors in preparing or issuing the Auditor’s report on the Company’s annual consolidated financial statements or performing other audit, review or attest services for the Company including the resolution of disagreements between management of the Company and the Auditors regarding financial reporting.

3.

To pre-approve, as required by the Act and subject to the exemptions in the Act, all non-audit services to be provided to the Company by the Auditors. The Committee may, in accordance with the requirements of the Act, delegate to one or more members of the Committee the authority to pre-approve non-audit services to be provided by the Auditors, provided that all such pre-approvals of non-audit services shall be presented to the Committee at its first scheduled meeting following such pre-approval.

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4.	To review:

(a)

the Company’s unaudited quarterly consolidated financial statements for the first, second and third quarters of the Company’s fiscal year (“quarterly statements”) and the Company’s audited annual consolidated financial statements (“annual statements”);

(b)	the Management’s Discussion and Analysis (“MD&A”) prepared in conjunction with the quarterly and annual statements; and

(c)	all press releases to be issued by the Company with respect to its annual and quarterly earnings and press releases on other material financial reporting matters.

5.

To satisfy itself that adequate procedures are adopted by the Company for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements other than the public disclosure referred to in section 4 above, and to regularly assess the adequacy of such procedures.

6.	To satisfy itself that adequate procedures are adopted and oversee the maintenance of procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(b)	the confidential anonymous submission by employees of the Company and its subsidiaries of concerns regarding questionable accounting or auditing matters.

7.

To review and approve the Company’s and its subsidiaries’ hiring policies regarding partners, employees and former partners and employees of the current and former Auditors of the Company and its subsidiaries.

AUTHORITY OF THE COMMITTEE

Subject to prior consultation with the Chief Executive Officer or the Chief Financial Officer (except in unusual circumstances), the Committee is authorized to:

1.	engage independent counsel and other advisors it determines necessary to carry out the Committee’s duties and responsibilities;

2.	set and require the Company to pay the compensation and charged expenses for any advisors engaged by the Committee; and

3.	communicate directly with any internal audit staff of the Company and its subsidiaries (if any) and the Auditors.

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ADDITIONAL RESPONSIBILITIES AND DUTIES OF THE COMMITTEE

Auditors

1.	The Committee shall ensure that the Company requires and instructs the Auditors to report directly to the Committee.

2.

 The Committee is responsible for ensuring the independence of the Auditors. On an annual basis, the Committee shall obtain a formal written statement from the Auditors delineating all relationships between the Auditors and the Company and confirming the independence of the Auditors. This written statement shall be obtained in conjunction with the audit of the annual financial statements after each fiscal year end.

Review of Annual Financial Statements

The Committee shall review the annual financial statements and related MD&A of the Company prior to their public release and shall report the results of its review to the Board and make recommendations to the Board with respect to Board approval of the financial statements and related MD&A. At the Committee meeting at which the Company’s annual financial statements are to be reviewed, the Committee shall meet, in person or by teleconference, with representatives of the Auditors and with the Company’s management to assess and understand the annual financial statements and the results of the audit including, but not limited to:

1.	that the Company’s system of internal controls and financial reporting systems are adequate to produce fair and complete disclosure of its financial results;

2.	that the Company’s reporting is complete and fairly presents its financial condition in accordance with generally accepted accounting principles;

3.	that accounting judgments and estimates used by management are reasonable and do not constitute earnings management;

4.	that risk management policies are in place to identify and reduce significant financial and business risks; and

5.	that the Company has in place a system to ensure compliance with applicable laws, regulations and policies.

Review of Quarterly Financial Statements

The Committee shall review the interim quarterly financial statements and related MD&A of the Company prior to their public release and shall report the results of its review to the Board and make recommendations to the Board with respect to Board approval of the quarterly statements and related MD&A unless the Board has delegated to the Committee the authority to approve the quarterly statements and related MD&A, in which case the Committee shall also approve the quarterly statements and related MD&A. The review by the Company shall be substantially completed prior to the issuance of a press release respecting the quarterly financial results. The Committee shall meet with the Company’s management to assess and understand the interim quarterly financial statements and to discuss the results of their preparation and review.

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Other Responsibilities and Duties

1.	As part of the quarterly and annual reviews described above, the Committee will:

(a)	meet with management in the absence of the Auditors for the annual review;

(b)	meet with the Auditors in the absence of management for the annual review;

(c)

review with management and the Auditors any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgments of management that may be material to financial reporting;

(d)	review with management and the Auditors any significant financial reporting issues discussed during the fiscal period and the method of resolution;

(e)

review any problems experienced by the Auditors in performing the annual audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management;

(f)	obtain an explanation from management of all significant variances between comparative reporting periods;

(g)	review the post-audit or management letter, containing the recommendations of the Auditors, and management’s response and subsequent follow up to matters raised by the Auditors;

(h)	review any evaluation of internal controls by the Auditors, together with management’s response; and

(i)	review and reassess the Charter for adequacy at least annually and make changes as it deems necessary.

2.	In addition to the quarterly and annual reviews, the Committee will:

(a)	prior to the commencement of each annual audit, meet with the Auditors to review the Auditors’ audit plan for the ensuing audit;

(b)	review with management and the Auditors all material accounting and financial issues affecting the Company not dealt with in annual and quarterly reviews; and

(c)	review annually and recommend changes to the Company’s Code of Conduct & Business Ethics.

3.	The Committee shall perform such other duties as may be required by the Board or as may be delegated to the Committee by the Board.

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APPENDIX “B”

BOARD OF DIRECTORS MANDATE

PURPOSE

The principal role of the Board of Directors (the “Board”) of NXT Energy Solutions Inc. (the “Company”) is stewardship of the Company through the creation of shareholder value, including the protection and enhancement of the value of its assets, as the fundamental objective.  The stewardship responsibility means that the Board oversees the conduct of the business and management, which is responsible for the day‑to‑day conduct of the business.  The Board must assess and ensure systems are in place to manage the risks of the Company’s business with the objective of preserving the Company’s assets.  The Board, through the Chief Executive Officer (“CEO”), sets the attitude and disposition of the Company towards compliance with applicable laws, environmental, safety and health policies, financial practices and reporting.  In addition to its primary accountability to shareholders, the Board is also accountable to employees, government authorities, other stakeholders and the public.

PRIMARY RESPONSIBILITIES

The principal responsibilities of the Board, which are required to ensure the overall stewardship of the Company are as follows:

1.

the Board must ensure that there are long‑term goals in place and must adopt a strategic planning process. The CEO, with the approval of the Board, must establish long‑term goals for the Company. The CEO formulates the Company’s strategy, policies and proposed actions and presents them to the Board for approval. The Board brings objectivity and judgment to this process. The Board ultimately approves, on an annual basis, the strategic plan which takes into account, among other things, the opportunities and risks of the Company’s business;

2.

the Board must identify and have an understanding of the principal risks associated with the Company’s businesses and must ensure that appropriate systems are in place which effectively monitor and manage those risks;

3.

the Board must ensure that processes are in place to enable it to monitor and measure management’s, and in particular the CEO’s, performance in achieving the Company’s stated objectives. These processes should include appropriate training, development and succession planning of management;

4.

to the extent feasible, the Board shall satisfy itself as to the integrity of the CEO and other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Company;

5.

the Board must ensure that the necessary internal controls and management systems are in place that effectively monitor the Company’s operations and ensure compliance with applicable laws, regulations and policies;

6.	the Board must monitor compliance with the Company’s Code of Business Conduct & Business Ethics; and

7.

the Board must ensure the Company has adopted a communication policy which effectively communicates with and receives feedback from shareholders. The Board must also ensure that the Company has appropriate processes in place to effectively communicate with employees, government authorities, other stakeholders and the public.

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NON‑DELEGABLE RESPONSIBILITIES

Pursuant to the Business Corporations Act (Alberta) (the “Act”), certain matters are considered to be of such importance, so as to warrant the attention of all Directors and, accordingly, the Act prescribes that the following matters either cannot be delegated or may only be delegated in a qualified or partial manner:

•	the submission of items to shareholders for their approval;

•	the filling of a vacancy among the directors or in the office of auditor;

•	the appointment of additional directors;

•	the issue of securities;

•	the declaration of dividends;

•	the purchase, redemption or other acquisition of the Company’s own shares;

•	the payment of certain commissions prescribed by the Act;

•	the approval of a management proxy circular;

•	the approval of annual financial statements; and

•	the adoption, amendment or repeal of by‑laws.

CUSTOMARY BOARD MATTERS

The following typifies matters customarily considered by the Board in fulfilling its responsibility for stewardship of the Company.  The Board may determine it appropriate to delegate certain of these matters to committees of the Board:

•	the appointment of officers, other than executive officers;

•

adopting a process to consider the competencies and skills the Board, as a whole, should possess and assess the competencies and skills of each Board member and consider the appropriate size of the Board, with a view to facilitating effective decision-making;

•	determining the remuneration of directors and auditors;

•	reviewing and recommending to shareholders, changes to capital structure;

•	approving the Company’s long-term strategy and the annual capital expenditure plan of the Company and its subsidiaries and where appropriate any supplementary capital plan;

•	approving banking, borrowing and investment policies;

•	determining dividend policy;

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•	developing the Company’s approach to corporate governance including, without limitation, developing a set of corporate governance principles and guidelines;

•	approving the holding, location and date of meetings of shareholders;

•	appointment of members to committees of the Board of Directors and approving terms of reference for and the matters to be delegated to such committees;

•	granting any waivers from the Company’s Code of Business Conduct & Business Ethics for the benefit of the Company’s directors or executive officers;

•

granting and delegating authority to designated officers and employees including the authority to commit capital, open bank accounts, sign bank requisitions and sign contracts, documents and instruments in writing;

•	determining the number of directors and recommending nominees for election by the shareholders;

•	approving amendments to the Company’s existing: Stock Option Plan, employee benefits plans, or such other plans as the Company approves from time to time;

•	approving the acquisition or disposition or certain corporate assets; and

•	appointing the Company’s transfer agents and registrars.

BOARD COMMITTEES

The Board of Directors has the authority to appoint a committee or committees of the Board and may delegate powers to such committees (with the exceptions prescribed by the Act).  The matters to be delegated to committees of the Board and the constitution of such committees are assessed annually or more frequently as circumstances require.  The following committees have been constituted:

1.	the Audit Committee, to deal with financial reporting and control systems;

2.	the Compensation Committee, to deal with the assessment of management and succession to key positions and compensation within the Company;

3.	the Disclosure Committee, to deal with the Company’s approach to disclosure and the promotion of compliance;

4.	the Strategic Planning Committee, to deal with the Company’s strategic direction; and

5.	the Corporate Governance Committee, to deal with the Company’s approach to corporate governance and the promotion of compliance.

COMPOSITION & PROCEDURE

The Board of Directors is elected annually by shareholders.  The number of Directors to be elected at shareholders meetings is fixed by the by-laws.  While the election of directors is ultimately determined by the shareholders, it is the policy of the Board that a majority of the Directors be independent (as defined under applicable stock exchange rules and securities laws).

The Chairman of the Board presides as Chair at all meetings of the Board and shareholders of the Company.  The Corporate Secretary or the Recording Secretary attends all meetings of the Board and shareholders and records the proceedings thereof. The Corporate Secretary prepares and keeps minutes and records of all meetings of the Board.

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Meetings of the Board of Directors, including telephone conference meetings, are to be held at such time and place as the Chairman of the Board, or any two Directors, may determine.  Notice of meetings shall be given to each Director in accordance with the by-laws.  Meetings of the Board of Directors may be held without formal notice if all of the Directors are present and do not object to notice not having been given, or if those absent waive notice in any manner before or after the meeting.

Notice of meeting may be delivered personally, given by mail, facsimile or other electronic means of communication.

Each Board member is expected to attend Board meetings and meetings of committees of which he or she is a member and to become familiar with deliberations and decisions as soon as possible after any missed meetings.  In that regard, members of the Board are expected to prepare for Board (and committee) meetings by reviewing meeting materials distributed to members of the Board, to the extent feasible, in advance of such meetings.  Matters of a confidential or sensitive nature may be discussed at Board (or committee) meeting without advance distribution of meeting materials to members of the Board.  It is expected that members of the Board will actively participate in determining and setting the long and short-term goals and interests of the Company.

In recognition of its independence, the Board shall regularly hold discussions without management present.

A resolution in writing signed by all the Directors entitled to vote on that resolution at a meeting of the Directors is as valid as if it had been passed at a meeting of the Directors.  A copy of any such resolution in writing is kept with the minutes of the proceedings of the Directors.

At meetings of the Board, any matter requiring a resolution of the Directors is decided by a majority of the votes cast on the question; and in the case of an equality of votes, the Chair of the meeting is entitled to a second or casting vote.

The Board shall ensure that there is a process in place for annually evaluating the effectiveness of the Board, the committees of the Board and individual directors.

COMPENSATION

No director, unless they are an officer of the Company, should receive remuneration from the Company other than compensation received in their capacity as a director.

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